    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1999


                                                      REGISTRATION NO. 333-80553
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          SILVERSTREAM SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

               DELAWARE                                 7372                                04-3318325
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                           -------------------------

                        ONE BURLINGTON WOODS, SUITE 200
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 238-5400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                DAVID A. LITWACK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SILVERSTREAM SOFTWARE, INC.
                        ONE BURLINGTON WOODS, SUITE 200
                              BURLINGTON, MA 01803
                                 (781) 238-5400
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                  MARK G. BORDEN, ESQ.                                    JOHN A. MELTAUS, ESQ.
                  JOHN H. CHORY, ESQ.                                TESTA, HURWITZ & THIBEAULT, LLP
                   HALE AND DORR LLP                                         125 HIGH STREET
                    60 STATE STREET                                    BOSTON, MASSACHUSETTS 02110
              BOSTON, MASSACHUSETTS 02109                               TELEPHONE: (617) 248-7000
               TELEPHONE: (617) 526-6000                                 TELECOPY: (617) 248-7100
                TELECOPY: (617) 526-5000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)


Issued          , 1999

                                3,000,000 Shares

[LOGO][LOGO]

                                  COMMON STOCK
                            ------------------------
SILVERSTREAM SOFTWARE, INC. IS OFFERING 3,000,000 SHARES OF COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $13.00 AND $15.00 PER SHARE.
                            ------------------------

OUR COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SSSW."

                            ------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

                           PRICE $            A SHARE
                            ------------------------

                                                                UNDERWRITING
                                          PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                           PUBLIC               COMMISSIONS             SILVERSTREAM
                                          --------             -------------            ------------
Per Share........................            $                       $                       $
Total............................            $                       $                       $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SilverStream has granted the underwriters the right to purchase up to an additional 450,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to
purchasers on             , 1999.
                            ------------------------
MORGAN STANLEY DEAN WITTER
                            BANCBOSTON ROBERTSON STEPHENS
                                                  SG COWEN
            , 1999

[Narrative description of graphic material omitted in electronically filed document:
The following text is at the top of the page and spans the front cover foldout:
SILVERSTREAM: ENABLING POWERFUL BUSINESS APPLICATIONS FOR THE WEB.
The following text appears on the inside front cover foldout:
Organizations around the world are focusing on how the Web will impact their businesses, and are starting to develop A NEW GENERATION OF WEB-BASED APPLICATIONS that allow them to take advantage of the power of the Web.
    Application servers are the platform that allow organizations to deliver this new generation of applications.
The inside front cover contains a graphic that consists of a large disk entitled "Web." On the left side of the large disk are several groups of human figures labeled "customers," "suppliers," "employees," "consumers" and "partners." Above the human figures is the following text: Application servers allow organizations to reach a much broader audience. On the right side of the disk are several three-dimensional cylinders under the heading "Data Sources."
In the center of the large disk are two smaller disks, stacked one on top of the other. The bottom disk is entitled "Customer-Written Applications" and includes several icons labeled "E-commerce," "Transaction Processing," "Decision Support," "Demand & Supply Chain Management," "Customer Support" and "Enterprise Portals." To the right of the text Customer-Written Applications is the following text: Organizations are building far-reaching strategic applications with the Silverstream Application Server.
The top disk is entitled "SilverStream Application Server" and contains a detailed graphic outlining the fundamental components of the SilverStream Application Server architecture:
    1. At the bottom is a horizontal three-dimensional rectangle entitled "Enterprise Deployment Services," which rectangle includes four boxes entitled "Scalability," "Reliability," "Security" and "Manageability."
    2. On top of the rectangle are three vertical three-dimensional rectangles:
       a. The vertical rectangle on the left is entitled "Presentation Layer," and includes two boxes entitled "HTML" and "Java"
       b. The vertical rectangle in the middle is entitled "Business Logic
          Layer"
       c. The vertical rectangle on the right is entitled "Data Access Layer"
    3. Above the three rectangles and connected to each by thin lines is a horizontal three-dimensional rectangle entitled "Development Tools."
The following text appears below the graphic:
Application Servers integrate data from existing applications:
    - relational databases
    - enterprise resource planning systems
    - legacy mainframe systems
    - document management systems
    - external data sources

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................     3
RISK FACTORS..........................     6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..........................    14
USE OF PROCEEDS.......................    15
DIVIDEND POLICY.......................    15
CAPITALIZATION........................    16
DILUTION..............................    17
SELECTED CONSOLIDATED FINANCIAL
  DATA................................    18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    20
BUSINESS..............................    31

                                        PAGE
                                        ----
MANAGEMENT............................    45
CERTAIN TRANSACTIONS..................    49
PRINCIPAL STOCKHOLDERS................    51
DESCRIPTION OF CAPITAL STOCK..........    53
SHARES ELIGIBLE FOR FUTURE SALE.......    55
UNDERWRITERS..........................    57
LEGAL MATTERS.........................    59
EXPERTS...............................    59
WHERE YOU CAN FIND MORE INFORMATION...    59
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................   F-1

                            ------------------------

     UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding SilverStream and the common stock being sold in this offering and our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                          SILVERSTREAM SOFTWARE, INC.

     SilverStream is a global provider of software and services that enable businesses and other large organizations to create, deploy and manage software programs for intranets, extranets and the Internet. The advantages of Web-based technology are driving the creation of a new generation of business-transforming software programs. These powerful Web-based programs, or Web applications, link a broad universe of customers, vendors, employees and partners with multiple, diverse data sources. We believe our products and services help our customers to rapidly develop Web applications that are reliable, secure and able to handle increasing and variable volumes of user traffic, commonly known as being scalable. Using our products and services, organizations can create and deploy robust Web applications in diverse areas such as e-commerce, employee self-service, supply chain management and customer service.

     Organizations are using Web applications to conduct "e-business," which encompasses business-to-business, business-to-employee and business-to-consumer transactions. These organizations recognize that if they are able to offer easy-to-access, compelling, real-time applications as a means of transacting business and interacting with business partners and customers, they can create closer and more enduring business relationships, new efficiencies and significant competitive and strategic advantages. To date, organizations have been required to use many different development tools, programming languages and technologies, often from different vendors, and have had to rely on custom programming and complex integration activities to develop their Web applications. These applications have often been difficult and expensive to create, deploy and manage. In order to compete in this dynamic e-business environment, organizations need expandable, reliable and secure solutions that shorten the development time for powerful new Web applications.

     SilverStream's products and services are designed to help our customers meet the new challenges posed by Web-based technology and applications. Our products consist of an application server, an integrated set of development tools and enterprise data connectors. Our Application Server is a software product that provides access to various forms of electronic information and communicates, usually in the form of a Web application, with the computers of users accessing the information. Our enterprise data connectors provide access to various kinds of third-party data sources. We believe our products reduce the complexity of developing Web applications and enable customers to extend the reach of these applications, access multiple information sources and simplify administration. We also offer comprehensive consulting, education and technical support services to help ensure the successful development and implementation of Web applications by our customers.

     We market our products and services globally through our direct sales force and a network of independent software vendors, value-added resellers and consulting partners. To date, we have licensed the SilverStream Application Server to over 500 customers in a wide variety of industries, including communication, financial services, government, manufacturing, oil and gas, pharmaceutical, technology and transportation.

     We are a Delaware corporation. Our principal executive offices are located at One Burlington Woods, Suite 200, Burlington, Massachusetts 01803 and our telephone number is (781) 238-5400. Our World Wide Web site address is www.silverstream.com. The information in the Web site is not incorporated by reference into this prospectus.

     SilverStream(R) is our registered trademark and SilverStream Application Server and the SilverStream logo are our trademarks. This prospectus also contains trademarks and trade names of other companies.

                                  THE OFFERING


Common stock offered........................    3,000,000 shares
Common stock to be outstanding after this
  offering..................................    16,979,416 shares
Use of proceeds.............................    For general corporate purposes, including
                                                working capital and capital expenditures.
                                                For more detailed information, see "Use of
                                                Proceeds" on page 15.
Nasdaq National Market symbol...............    SSSW


                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                      PERIOD FROM
                                      MAY 8, 1996          YEARS ENDED            SIX MONTHS ENDED
                                     (INCEPTION) TO       DECEMBER 31,                JUNE 30,
                                      DECEMBER 31,    ---------------------   ------------------------
                                          1996          1997        1998         1998         1999
                                     --------------   --------   ----------   ----------   -----------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license.................     $     --      $    249   $    5,983   $    1,527   $     5,515
  Services.........................           --            --          825          217         2,267
                                        --------      --------   ----------   ----------   -----------
Total revenue......................           --           249        6,808        1,744         7,782
Cost of revenue:
  Software license.................           --            90          767          234           685
  Services.........................           --           282        1,414          519         3,167
                                        --------      --------   ----------   ----------   -----------
Total cost of revenue..............           --           372        2,181          753         3,852
                                        --------      --------   ----------   ----------   -----------
Gross profit (loss)................           --          (123)       4,627          991         3,930
Total operating expenses...........        1,005         8,437       17,987        7,844        13,450
                                        --------      --------   ----------   ----------   -----------
Loss from operations...............       (1,005)       (8,560)     (13,360)      (6,853)       (9,520)
                                        --------      --------   ----------   ----------   -----------
Net loss...........................     $   (952)     $ (8,335)  $  (12,885)  $   (6,601)  $    (9,342)
                                        ========      ========   ==========   ==========   ===========
Net loss applicable to common
  stockholders.....................     $   (952)     $ (8,335)  $  (12,885)  $   (6,601)  $    (9,605)
                                        ========      ========   ==========   ==========   ===========
Basic and diluted net loss per
  share applicable to common
  stockholders.....................     $  (5.12)     $ (10.61)  $    (4.89)  $    (2.83)  $     (2.70)
Weighted-average common shares used
  in computing basic and diluted
  net loss per share...............      185,686       785,548    2,632,496    2,334,575     3,551,349
Pro forma basic and diluted net
  loss per share...................                              $    (1.33)               $      (.83)
Weighted-average common shares used
  in computing pro forma basic and
  diluted net loss per share.......                               9,691,693                 11,618,248


     Weighted-average common shares shown above exclude unvested shares of common stock subject to repurchase rights, which totalled 2,489,984 and 1,679,106 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Shares used in computing pro forma basic and diluted net loss per share above include the 8,659,208 shares of common stock issuable upon conversion of our outstanding preferred stock upon the closing of this offering.

     The pro forma as adjusted column in the consolidated balance sheet data below gives effect to the conversion of our outstanding preferred stock into common stock on a one-for-one basis upon the closing of this offering and the sale of the 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                               AS OF JUNE 30, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $10,778      $48,838
Working capital.............................................   10,439       48,499
Total assets................................................   20,895       58,955
Long-term debt, less current portion........................      682          682
Redeemable convertible preferred stock......................   11,638           --
Total stockholders' equity..................................    1,456       51,154

     Except as set forth in the Consolidated Financial Statements and Notes thereto or as otherwise indicated, all information in this prospectus:

     - Assumes no exercise of the underwriters' over-allotment option;

     - Reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock on a one-for-one basis; and

     - Reflects the filing, as of the closing of the offering, of our second amended and restated certificate of incorporation and the adoption of our amended and restated by-laws implementing provisions described below under "Description of Capital Stock -- Delaware Law and Our Charter and By-Law Provisions; Anti-Takeover Effects" on page 53.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.

                                  RISK FACTORS

     You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

  WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT CONTINUED LOSSES AND CONTINUED LOSSES WILL HARM OUR BUSINESS.

     We have never been profitable. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have experienced operating losses in each quarterly and annual period since inception and we expect to incur significant losses in the future. We incurred net losses of $952,000 for the period ended December 31, 1996, $8.3 million for the year ended December 31, 1997, $12.9 million for the year ended December 31, 1998 and $9.3 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $31.5 million. We expect to significantly increase our research and development, sales and marketing and general and administrative expenses in future periods. As a result, we will need to significantly increase our quarterly revenue to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, our business will be materially and adversely affected.

  WE EXPECT TO DEPEND ON OUR APPLICATION SERVER AND RELATED SERVICES FOR SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE AND IF OUR APPLICATION SERVER DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WILL SUFFER.

     We expect to continue to derive substantially all of our revenue from our SilverStream Application Server and related products and services. Failure to achieve broad market acceptance of the SilverStream Application Server, or a decline in the price of, or demand for, our Application Server and related products and services would seriously harm our business and operating results. We cannot predict the level of market acceptance that will be achieved or maintained by our products and services.

  OUR BUSINESS WILL SUFFER IF WE DO NOT SUCCESSFULLY INTRODUCE ENHANCEMENTS TO OUR APPLICATION SERVER.

     Our future financial performance will depend significantly on revenue from future enhancements to the SilverStream Application Server that we are currently developing and plan to develop. Any delay or difficulties in completing these enhancements would seriously harm our business and operating results. We are currently developing Version 3.0 of our Application Server, which we expect will include functionality that we do not currently have, including improvements to the programming environment as well as support for computing standards, such as Enterprise JavaBeans and Java2, and third-party development tools. Version 3.0 will require significant additional development and we cannot predict the time required to complete development and testing or the date of commercial release. In addition, we cannot be certain that enhanced versions of the SilverStream Application Server will meet customer performance needs or expectations when shipped or that new versions will be free of significant software defects or bugs.

  WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We began commercial shipments of our first software products in November 1997. You must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet market. Because we have only recently commenced commercial sales, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance.

  OUR LIMITED OPERATING HISTORY MAKES FORECASTING DIFFICULT AND THE FAILURE TO MEET EXPECTATIONS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     As a result of our limited operating history, it is difficult to forecast accurately our revenues, and we have limited meaningful historical financial data upon which to base planned operating expenses. If we do not achieve our expected revenues, our operating results will be below our expectations and the expectations of investors and market analysts, which could cause the price of our common stock to decline. Specifically, we were founded in May 1996, and began shipping our first products, the SilverStream Application Server 1.0 and related software development tools, in November 1997. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed in the short-term. The revenue and income potential of our products and business are unproven and the market that we are addressing is rapidly evolving.

  THE MARKET FOR OUR PRODUCTS IS EMERGING AND OUR BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT.

     The market for Web application server software has only recently begun to develop, is rapidly evolving and will likely have an increasing number of competitors. We cannot be certain that a viable market for our products will emerge or be sustainable. If the application server market fails to develop, or develops more slowly than expected, our business and operating results would be seriously harmed.

  THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future, making it difficult to predict future performance. These variations result from a number of factors, many of which are outside of our control. Because of this difficulty in predicting future performance, our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

     Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles, deferral of customer orders in anticipation of product enhancements or new products, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

  WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT AND NEW CUSTOMERS AND IF WE FAIL TO GROW OUR CUSTOMER BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE HARMED.

     If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Most of our customers initially make a limited purchase of our products and services for pilot programs. Many of these customers may not choose to purchase additional licenses to expand their use of our products. Many of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may not choose to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers' organizations.

     In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

  OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE.

     Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position will limit our ability to retain and increase our market share resulting in serious harm to our business and operating results.

     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases, broader customer relationships and broader industry alliances that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations. In addition, these companies may adopt aggressive pricing policies, may bundle their competitive products with broader product offerings or may introduce new products and enhancements. See "Business--Competition" on page 42 for more information about our competition.

  OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS.

     A customer's decision to purchase our products typically involves a significant decision by the prospective customer's senior information technology managers, as the customer applications to be built and deployed using our products are generally critical to the customer's business. In addition, we generally need to educate potential customers on the use and benefits of an application server and on the performance features of the SilverStream Application Server. Our long sales cycle makes it difficult to predict the quarter in which sales may occur. The sale of our products is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant information technology purchasing decisions. For example, customers frequently begin by evaluating our products on a limited basis and devote time and resources to testing our products before they decide whether or not to purchase a license for deployment. Customers may also defer orders as a result of anticipated releases of new products or enhancements by us or our competitors.

  FAILURE TO DEVELOP AND EXPAND OUR SALES AND MARKETING CAPABILITIES WOULD HARM OUR BUSINESS.

     We need to expand our sales and marketing operations in order to increase market awareness of our products, market the SilverStream Application Server to a greater number of organizations and generate increased revenue. However, competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. If we are unable to attract or retain such qualified sales personnel, our business and operating results would be seriously harmed. Our products and services require a sophisticated sales effort targeted at senior information technology management of our prospective customers. New hires require extensive training and typically require at least six months to achieve full productivity. We have limited experience managing a large, expanding and geographically dispersed direct sales force. In addition, we have limited experience marketing our products broadly to a large number of potential customers.

  FAILURE TO MAINTAIN EXISTING, OR INCREASE THE NUMBER OF, THIRD-PARTY DISTRIBUTION RELATIONSHIPS MAY LIMIT OUR ABILITY TO PENETRATE THE MARKET.

     We have a limited number of third-party distribution agreements and we may not be able to increase the number of our distribution relationships or maintain our existing relationships. Our failure to increase the number of our distribution relationships or maintain our existing relationships may limit our ability to penetrate the market. Our current agreements with our distribution partners do not prevent these companies from selling products of other companies, including products that may compete with our products, and do not generally require these partners to purchase minimum quantities of our products. These distributors could give higher priority to the products of other companies or to their own products, than they give to our products. As a result, the loss of, or a significant reduction in sales volume to our current or future distribution partners could seriously harm our revenue and operating results. In addition, a significant increase in sales through these channels could also negatively impact our gross margins, as sales through these channels generally have lower revenue per unit than direct sales.

  FAILURE TO EXPAND OUR SERVICES OFFERINGS WOULD HARM OUR BUSINESS.

     We believe that growth in our product sales depends on our ability to provide our customers with comprehensive services, including application engineering, implementation, training and support, and to educate third-party resellers, instructors and consultants on how to provide similar services. If we fail to attract, train and retain the skilled persons who deliver these services, our business and operating results would be harmed. We plan to increase the number of our services personnel to meet these needs. However, competition for qualified service personnel is intense and we may not be able to attract, train or retain the number of highly qualified service personnel that our business needs.

     We expect our services revenue to increase in dollar amount as we continue to provide consulting, education and technical support services that complement our products and as our installed base of customers grows. To date, our cost of services revenue has been significantly higher than our services revenue, and we expect to continue to incur losses from our services business in the future.

  WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     To be successful, we believe we must expand our international operations. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. However, we may not be able to maintain or increase market demand for our products which may harm our business. We are increasingly subject to a number of risks associated with international business activities which may increase our costs, lengthen our sales cycle and require significant management attention. These risks generally include:

     - Increased expenses associated with customizing products for foreign countries;

     - General economic conditions in our international markets;

     - Currency exchange rate fluctuations;

     - Unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - Tariffs, export controls and other trade barriers;

     - Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - Potentially adverse tax consequences, including restrictions on the repatriation of earnings; and

     - The risks related to the recent global economic turbulence and adverse economic circumstances in Asia.

  OUR FUTURE SUCCESS DEPENDS ON CONTINUED USE OF THE INTERNET AND GROWTH OF ELECTRONIC BUSINESS.

     Our future success depends heavily on the acceptance and wide use of the Internet for electronic business. If electronic business does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. The Internet's infrastructure may not be able to support the demands placed on it by increased usage. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols and complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

  IF WE FAIL TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE.

     The markets for our products and services are marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products based on new technologies or new industry standards may quickly render an existing product obsolete and unmarketable. Any delays in our ability to develop and release enhanced or new products could seriously harm our business and operating results. Our technology is complex, and new products and product enhancements can require long development and testing periods. Our failure to conform to prevailing standards could have a negative effect on our business and operating results.

  IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE OUR MANAGEMENT AND OPERATIONAL SYSTEMS ON A TIMELY BASIS.

     We have expanded our operations rapidly since inception. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. To be successful, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems, procedures and controls, train new employees and maintain close coordination among our executive, engineering, professional services, accounting, finance, marketing, sales and operations organizations. In addition, our growth has resulted, and any future growth will result, in increased responsibilities for management personnel.

     In addition, our principal executive office lease is due to expire in July 2000. We may move our headquarters to new office space or expand into additional office space. We cannot be certain that office space will be available on reasonable terms. We would likely experience significant costs, and we could experience a disruption in the development or marketing of our products, in connection with an expansion or move.

  FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL WOULD HARM OUR BUSINESS.

     Our success depends largely on the skills, experience and performance of the members of our senior management and other key personnel, including our Chairman, David Skok, and our President and Chief Executive Officer, David Litwack. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed. In addition, our future success will depend largely on our ability to continue attracting, training, motivating and retaining highly skilled personnel. None of our senior management or other key personnel is bound by an employment agreement. Like other software companies in the Boston, Massachusetts area, we face intense competition for qualified personnel including software engineering, service and support, and sales and marketing personnel.

  WE INCLUDE THIRD-PARTY SOFTWARE AND TECHNOLOGY IN OUR PRODUCTS AND OUR BUSINESS WOULD BE HARMED IF WE WERE NOT ABLE TO CONTINUE USING THIS THIRD-PARTY SOFTWARE AND TECHNOLOGY.

     Our products integrate third-party text search, object middleware, compiler, encryption, transaction processing and monitoring, Java virtual machine and database technology and products. There are inherent limitations in the use and capabilities of much of the technology that we license from third parties. Our business would be seriously harmed if the providers from whom we license software and technology ceased to deliver and support reliable products, enhance their current products in a timely fashion or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. For example, we license some of the components of our products from limited or sole source suppliers, including encryption technology which we license from RSA Data Security. Many of these licenses are subject to periodic renewal. The loss of, or inability to maintain or obtain this software for any reason could result in significant shipment delays or reductions.

Furthermore, we might be forced to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.

     Almost all of our products are written in Java and require a Java virtual machine made available by Sun Microsystems in order to operate. Sun may not continue to make the Java virtual machines available at commercially reasonable terms or at all. Furthermore, if Sun were to make significant changes to the Java language or its Java virtual machines, or fail to correct defects and limitations in these products, our ability to continue to improve and ship our products could be impaired. In the future, our customers may also require the ability to deploy our products on platforms for which technically acceptable Java implementations either do not exist or are not available on commercially reasonable terms.

  OUR SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

     Complex software products like ours can contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Defects or errors in current or future products, including the planned SilverStream Application Server Version 3.0, could result in lost revenue or a delay in market acceptance, which would seriously harm our business and operating results. We have in the past discovered software errors in our new releases and new products after their introduction and expect that this will continue. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects, including Year 2000 errors.

     As many of our customers use our products for business-critical applications, errors, defects or other performance problems could result in financial or other damage to our customers and could significantly impair their operations. Our customers could seek damages for losses related to any of these issues. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could adversely affect our marketing efforts.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THE SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT OR IF OUR CUSTOMERS OR POTENTIAL CUSTOMERS ALTER THEIR PURCHASING PATTERNS AS A RESULT OF THE YEAR 2000.

     We are in the process of assessing any Year 2000 issues with the computer, communications and software systems that we use to deliver our products and to manage our internal operations. We have not finalized our assessment or formulated a final plan or budget to remedy our Year 2000 issues. If our systems do not operate properly with respect to date calculations involving the Year 2000 and subsequent dates, we could incur unanticipated expenses to remedy any problems, which could seriously harm our business. We may also experience reduced sales of our products as current or potential customers reduce their budgets for enterprise software and Internet products due to increased expenditures on their own Year 2000 compliance efforts.

     The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our other business partners, including third-party distributors and consultants, also are heavily dependent on information technology systems and on their own and third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business. Prior versions of our products may contain technology from third parties that is not Year 2000 compliant. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

     Many of our customers and potential customers have implemented policies that prohibit or strongly discourage making changes or additions to their internal computer systems until after January 1, 2000. We will experience fewer sales if potential customers delay the purchase and implementation of our products until after January 1, 2000. Purchasing decisions may be delayed as potential customers stabilize their internal computer systems or divert their information technology budgets to address Year 2000 issues. If our potential customers delay purchasing or implementing our products in preparation for the Year 2000 problem, our business would be seriously harmed.

     Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, our costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience disruptions as a result of the Year 2000 problem, our business could be seriously harmed. Our efforts to address Year 2000 issues are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" on page 28.

  OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY.

     We have no patents, and none may be issued from our existing patent applications. We rely on a combination of contractual provisions, confidentiality procedures, and patent, trademark, trade secret and copyright laws to protect the proprietary aspects of our technology. These legal protections afford only limited protection and competitors may gain access to our intellectual property which may result in the loss of our customers. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use our proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success and could seriously harm our business and operating results. In addition, we sell our products internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages.

     We obtain a major portion of our software license revenue from licensing our products under standardized "shrink wrap" agreements that our customers do not sign. If any of these agreements were deemed unenforceable, those customers may seek to use and copy our technology without appropriate limitations.

  WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Companies in the software market and the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. We have been subject to such claims in the past. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources with no assurance of success. Intellectual property litigation or claims could force us to do one or more of the following:

     - Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - Obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - Redesign products or services.

  ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND CONSEQUENTLY HARM OUR FINANCIAL CONDITION.

     In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds from this offering, to consummate an acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our operating results.

RISKS RELATED TO THIS OFFERING

  WE MAY NEED ADDITIONAL FINANCING WHICH COULD BE DIFFICULT TO OBTAIN.

     We expect the net proceeds from this offering, together with cash generated from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Further, if we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

  OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. You may be unable to sell your shares of common stock at or above the initial public offering price, which may result in substantial losses to you. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - Variations in our quarterly operating results;

     - Changes in securities analysts' estimates of our financial performance;

     - Changes in market valuations of similar companies;

     - Announcements by us or our competitors of new or enhanced products or significant contracts, acquisitions or strategic partnerships;

     - Additions or departures of key personnel; and

     - Future sales of our common stock or other securities.

  WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

  OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE.

     Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a more detailed description, see "Shares Eligible for Future Sale" on page 55.

  PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION.

     We expect that the initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

  ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For more information regarding these provisions, see "Description of Capital Stock -- Delaware Law and Our Charter and By-Law Provisions; Anti-Takeover Effects" on page 53.

  INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER SILVERSTREAM AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL.

     Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 55.5% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of SilverStream.

  WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING AND THE FAILURE OF MANAGEMENT TO APPLY SUCH FUNDS EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We plan to use the proceeds from this offering for general corporate purposes. Therefore, we will have broad discretion as to how we will spend the proceeds, and stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from this offering, in our operations or external investments, to yield a favorable return.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 3,000,000 shares of common stock will be approximately $38.1 million, assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $43.9 million.

     The principal purposes of this offering are to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

     We expect to use the net proceeds for working capital, capital expenditures and general corporate purposes, including approximately $8.0 million for expansion of sales and marketing operations, $4.0 million for research and development activities, $5.0 million for expansion of professional services, $1.0 million for expansion of facilities and $1.0 million for improvements to operational and financial systems. The amount and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, future changes in our business objectives, and the rate of growth, if any, of our business. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending these uses, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business. Our existing equipment line of credit and term loans prohibit the payment of dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. The pro forma information gives effect to the conversion of all of our outstanding preferred stock into common stock on a one-for-one basis upon the closing of this offering and assumes the filing of our second amended and restated certificate of incorporation after the closing of this offering authorizing 2,000,000 shares of preferred stock and 100,000,000 shares of common stock. The pro forma as adjusted information gives effect to the foregoing as well as the issuance and sale of the 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The outstanding share information excludes 1,401,192 shares of common stock issuable on exercise of outstanding options as of June 30, 1999 with a weighted average exercise price of $3.53 per share.

                                                                          AS OF JUNE 30, 1999
                                                            ------------------------------------------------
                                                                                                PRO FORMA
                                                               ACTUAL         PRO FORMA        AS ADJUSTED
                                                            ------------      ---------        -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Long-term debt, less current portion......................    $    682         $    682          $    682
Redeemable convertible preferred stock, $.001 par value,
  5,283,050 shares authorized, 5,183,988 shares issued and
  outstanding, actual; no shares authorized, issued and
  outstanding, pro forma and pro forma as adjusted........      11,638               --                --
Stockholders' equity:
Convertible preferred stock, $.001 par value, 3,600,000
  shares authorized, 3,475,220 shares issued and
  outstanding, actual; no shares authorized, issued and
  outstanding, pro forma and pro forma as adjusted........      31,584               --                --
Preferred stock, $.001 par value, no shares authorized,
  issued and outstanding, actual; 2,000,000 shares
  authorized, pro forma and pro forma as adjusted, no
  shares issued and outstanding, pro forma and pro forma
  as adjusted.............................................          --               --                --
Common stock, $.001 par value; 21,000,000 shares
  authorized, 5,320,208 shares issued and outstanding,
  actual; 100,000,000 shares authorized, pro forma and pro
  forma as adjusted, 13,979,416 shares issued and
  outstanding, pro forma, 16,979,416 shares issued and
  outstanding, pro forma as adjusted......................           6               15                17
Additional paid-in capital................................       3,405           46,618            84,676
Deferred compensation.....................................      (1,848)          (1,848)           (1,848)
Accumulated deficit.......................................     (31,514)         (31,514)          (31,514)
Other comprehensive loss..................................         (73)             (73)              (73)
Notes receivable from stockholders........................        (104)            (104)             (104)
                                                              --------         --------          --------
          Total stockholders' equity......................       1,456           13,094            51,154
                                                              --------         --------          --------
          Total capitalization............................    $ 13,776         $ 13,776          $ 51,836
                                                              ========         ========          ========

                                    DILUTION


     SilverStream's pro forma net tangible book value as of June 30, 1999, after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock on a one-for-one basis upon the closing of this offering, was approximately $12.1 million, or $.86 per share of common stock. Pro forma net tangible book value per share represents our total assets less total liabilities and intangibles, divided by the 13,979,416 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock on a one-for-one basis. Net tangible book value dilution per share to new investors is the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share immediately following this offering. After giving effect to the issuance and sale of the 3,000,000 shares of common stock in this offering, at an assumed offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, SilverStream's pro forma net tangible book value as of June 30, 1999 would have been $50.1 million, or $2.95 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.09 per share. The assumed offering price of $14.00 per share, which is what new investors are expected to pay for shares of common stock in this offering, substantially exceeds $2.95 per share, which is the per share value of our total assets less total liabilities and intangibles after this offering. Accordingly, new investors who purchase common stock in this offering will suffer an immediate dilution of their investment of $11.05 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $ .86
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   2.09
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             2.95
                                                                       ------
Dilution per share to new investors.........................           $11.05
                                                                       ======



     The following table summarizes on a pro forma basis, giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock on a one-for-one basis upon the closing of this offering, as of June 30, 1999, the difference between the number of shares of common stock purchased from SilverStream, the total consideration paid to SilverStream, and the average price per share paid by existing stockholders and by new investors. In accordance with the following table, new investors will contribute 48.5% of the total consideration for, and own 17.7% of the outstanding shares of, the common stock of SilverStream. The calculation below is based on an assumed offering price of $14.00 per share, before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.



                                          SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                        ---------------------    ----------------------    PRICE PER
                                          NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                        ----------    -------    -----------    -------    ---------
Existing stockholders.................  13,979,416      82.3%    $44,594,224      51.5%     $ 3.19
New investors.........................   3,000,000      17.7      42,000,000      48.5       14.00
                                        ----------     -----     -----------    ------
          Total.......................  16,979,416     100.0%    $86,594,224     100.0%
                                        ==========     =====     ===========    ======



     The table above assumes no exercise of stock options outstanding at June 30, 1999. As of June 30, 1999, there were options outstanding to purchase 1,401,192 shares of common stock with a weighted average exercise price of $3.53 per share. To the extent all of such outstanding options had been exercised as of June 30, 1999, pro forma net tangible book value per share after this offering would be $3.00 and total dilution per share to new investors would be $11.00.


     If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 3,450,000 shares, or 19.8% of the total number of shares of common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our Consolidated Financial Statements that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1996 are derived from our audited consolidated financial statements, and the consolidated balance sheet data as of June 30, 1998 are derived from our unaudited consolidated financial statements not included in this prospectus. The consolidated financial data as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from our unaudited Consolidated Financial Statements included elsewhere in this prospectus and include all adjustments, consisting only of normal, recurring adjustments, that SilverStream considers necessary for a fair presentation of our consolidated financial position and our consolidated results of operations for those periods. Operating results for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.


                                       PERIOD FROM
                                       MAY 8, 1996           YEARS ENDED            SIX MONTHS ENDED
                                      (INCEPTION) TO        DECEMBER 31,                JUNE 30,
                                       DECEMBER 31,    -----------------------   -----------------------
                                           1996           1997         1998         1998         1999
                                      --------------   ----------   ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue:
  Software license..................    $       --     $      249   $    5,983   $    1,527   $    5,515
  Services..........................            --             --          825          217        2,267
                                        ----------     ----------   ----------   ----------   ----------
          Total revenue.............            --            249        6,808        1,744        7,782
Cost of revenue:
  Software license..................            --             90          767          234          685
  Services..........................            --            282        1,414          519        3,167
                                        ----------     ----------   ----------   ----------   ----------
          Total cost of revenue.....            --            372        2,181          753        3,852
                                        ----------     ----------   ----------   ----------   ----------
Gross profit (loss).................            --           (123)       4,627          991        3,930
Operating expenses:
  Sales and marketing...............            35          3,854       10,776        4,422        8,258
  Research and development..........           850          2,622        5,070        2,429        3,342
  General and administrative........           120          1,961        2,141          993        1,660
  Compensation charge for issuance
     of stock options...............            --             --           --           --          190
                                        ----------     ----------   ----------   ----------   ----------
          Total operating
            expenses................         1,005          8,437       17,987        7,844       13,450
                                        ----------     ----------   ----------   ----------   ----------
Loss from operations................        (1,005)        (8,560)     (13,360)      (6,853)      (9,520)
Other income, net...................            53            225          475          252          178
                                        ----------     ----------   ----------   ----------   ----------
Net loss............................    $     (952)    $   (8,335)  $  (12,885)  $   (6,601)  $   (9,342)
Beneficial conversion feature in
  Series D preferred stock..........            --             --           --           --         (263)
                                        ----------     ----------   ----------   ----------   ----------
Net loss applicable to common
  stockholders......................    $     (952)    $   (8,335)  $  (12,885)  $   (6,601)  $   (9,605)
                                        ==========     ==========   ==========   ==========   ==========

                                       PERIOD FROM
                                       MAY 8, 1996           YEARS ENDED            SIX MONTHS ENDED
                                      (INCEPTION) TO        DECEMBER 31,                JUNE 30,
                                       DECEMBER 31,    -----------------------   -----------------------
                                           1996           1997         1998         1998         1999
                                      --------------   ----------   ----------   ----------   ----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Basic and diluted net loss per share
  applicable to common
  stockholders......................    $    (5.12)    $   (10.61)  $    (4.89)  $    (2.83)  $    (2.70)
Weighted-average common shares used
  in computing basic and diluted net
  loss per share....................       185,686        785,548    2,632,496    2,334,575    3,551,349
Pro forma basic and diluted net loss
  per share.........................                                $    (1.33)               $     (.83)
Weighted-average common shares used
  in computing pro forma basic and
  diluted net loss per share........                                 9,691,693                11,618,248



                                                 AS OF DECEMBER 31,           AS OF JUNE 30,
                                            ----------------------------    ------------------
                                             1996      1997       1998       1998       1999
                                            ------    -------    -------    -------    -------
                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................  $2,734    $16,649    $ 1,199    $ 4,717    $10,778
Working capital...........................   2,591     16,349      5,119     11,507     10,439
Total assets..............................   3,056     18,956     10,014     15,296     20,895
Long-term debt, less current portion......     189        295        325        511        682
Redeemable convertible preferred stock....   3,658     11,638     11,638     11,638     11,638
Total stockholders' equity (deficit)......    (947)     5,944     (5,048)     1,045      1,456

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read together with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

OVERVIEW

     SilverStream is a global provider of software and services that enable businesses and other large organizations to create, deploy and manage software programs for intranets, extranets and the Internet. From our incorporation in May 1996 through December 1997, we were considered a development stage enterprise and our activities were primarily focused on raising capital, conducting research and development, and establishing markets and distribution channels for our products. In November 1997, we began commercial shipment of the initial version of our Application Server. Today, we have licensed the SilverStream Application Server to more than 500 customers around the world.

     We derive our revenue from the sale of software product licenses and from professional consulting, education and technical support services. We plan to generate future revenue from both new and existing customers. As existing customers create new software applications based on the SilverStream Application Server, they may require more application servers to run these applications. We plan to widen our customer base by selling licenses and services to new customers. We anticipate that we will continue to sell annual update assurance and support agreements to most customers. We recognize our software license revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition." Statement of Position 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. We generally recognize revenue allocated to software licenses upon delivery of the software products, provided that we have no remaining significant obligations with regard to implementation, the license fee is fixed or determinable and collection of the fee is probable. However, when we sell software product licenses to a reseller, revenue is not recognized until the product is shipped to the customer. This is because the reseller is functioning as a distributor and may order products without a specific customer. Our customers often contract for update assurance which provides them with new releases of software for a period of typically one year. These agreements are separately negotiated and priced. We recognize update assurance revenue ratably over this 12-month period. We license our software to independent software vendors who use our products to create their own software products for resale. Independent software vendors pay us a prepayment at the beginning of their contract. We recognize this revenue ratably over the period of the contract, typically one year, as the only undelivered element under these agreements is service, for which no pattern of performance is discernable. We also earn partner fees, which are deferred and recognized on a straight-line basis as an offset to operating expenses over the life of the agreement, typically one year. We consider such fees to be reimbursement for costs incurred in connection with our partner program. We recognize revenue from the sale of technical support services ratably over the maintenance term and revenue from the sale of consulting and education services as the services are performed.

     We record cash receipts from customers and billed amounts due from customers in excess of recognized revenue as deferred revenue. The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

     Our cost of software license revenue includes royalties due to third parties for technology included in our products, the cost of manuals and product documentation, media used to deliver our products, shipping and fulfillment costs and the costs associated with license revenues from independent software vendors. Our cost of services revenue includes salaries and related expenses for our consulting, education and technical support services organizations, costs of third parties contracted to provide consulting services to customers and an allocation of our facilities, communications and depreciation expenses.

     Our operating expenses are classified into four general categories: sales and marketing, research and development, general and administrative and compensation charge for issuance of stock options. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and tradeshows. Research and development expenses consist primarily of personnel costs to support product development. General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees, legal and accounting services and facilities-related expenses. Compensation charge for the issuance of stock options represents the difference between the exercise price of options granted and the estimated fair market value of the underlying common stock on the date of the grant.

     We will amortize deferred compensation of approximately $2.0 million in the aggregate relating to options granted in the six months ended June 30, 1999 that will vest over the next five years, and which will be charged to operations ratably over that period.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments, and to establish an administrative organization. As a result, we have incurred net losses in each fiscal quarter since inception and had an accumulated deficit of $22.2 million as of December 31, 1998 and $31.5 million as of June 30, 1999. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, expand distribution channels, increase research and development, broaden professional services, expand facilities and support, and improve operational and financial systems. Accordingly, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will achieve or sustain revenue growth or profitability.

RESULTS OF OPERATIONS

     The following table presents selected consolidated financial data for the periods indicated as a percentage of total revenue. Data for the period from inception through December 31, 1996 is not presented because we had no revenue during that period.

                                                        YEARS ENDED           SIX MONTHS ENDED
                                                        DECEMBER 31,              JUNE 30,
                                                    --------------------    --------------------
                                                      1997        1998        1998        1999
                                                    --------    --------    --------    --------
Revenue:
  Software license................................     100.0%       87.9%       87.5%       70.9%
  Services........................................       0.0        12.1        12.5        29.1
                                                    --------    --------    --------    --------
          Total revenue...........................     100.0       100.0       100.0       100.0
                                                    --------    --------    --------    --------
Cost of revenue:
  Software license................................      36.2        11.2        13.4         8.8
  Services........................................     113.4        20.8        29.8        40.7
                                                    --------    --------    --------    --------
          Total cost of revenue...................     149.6        32.0        43.2        49.5
                                                    --------    --------    --------    --------
Gross profit (loss)...............................     (49.6)       68.0        56.8        50.5
Operating expenses:
  Sales and marketing.............................   1,550.7       158.3       253.5       106.1
  Research and development........................   1,055.1        74.5       139.3        43.0
  General and administrative......................     789.1        31.4        57.0        21.3
  Compensation charge for issuance of stock
     options......................................       0.0         0.0         0.0         2.4
                                                    --------    --------    --------    --------
          Total operating expenses................   3,394.9       264.2       449.8       172.8
                                                    --------    --------    --------    --------
Loss from operations..............................  (3,444.5)     (196.2)     (393.0)     (122.3)
Other income, net.................................      90.7         6.9        14.5         2.3
                                                    --------    --------    --------    --------
Net loss..........................................  (3,353.8)%    (189.3)%    (378.5)%    (120.0)%
                                                    ========    ========    ========    ========

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

  REVENUE

     Total revenue increased by approximately $6.1 million from $1.7 million in the six months ended June 30, 1998 to $7.8 million in the six months ended June 30, 1999. This increase was attributable to an increase in our customer base resulting in substantial growth in software license and services revenue. Revenue from international sales increased by approximately $1.9 million from $721,000, or 41% of total revenue, in the six months ended June 30, 1998 to $2.6 million, or 33% of total revenue, in the six months ended June 30, 1999 primarily due to increased selling and related activities in Germany, Belgium, The Netherlands, Singapore, Hong Kong and Taiwan.

     Software License. Software license revenue increased by approximately $4.0 million from $1.5 million in the six months ended June 30, 1998 to $5.5 million in the six months ended June 30, 1999. This increase is attributable to increased unit sales of our products following the release of Version 2.0 in October 1998 and higher prices realized for our products in 1999 as compared to 1998.

     Services. Services revenue increased by approximately $2.1 million from $217,000 in the six months ended June 30, 1998 to $2.3 million in the six months ended June 30, 1999. Approximately 64% of this increase is attributable to the creation and expansion of our professional consulting organization and the provision of a wider range of consulting services to customers and the remainder is primarily due to an increase in the number of our customers and support contracts.

     We believe that growth in our software license sales depends on our ability to provide our customers with support, education, and consulting services and to educate third-party consulting partners on how to use our products. As a result, we intend to expand our services organizations in 1999 and we believe that services revenue will continue to increase as a percentage of total revenue. We expect that revenue from professional consulting services will increase in the future to the extent that additional customers license our products and as we expand both our capacity for the delivery of these services as well as the scope of our services offerings. We expect that services revenue from support agreements will increase in the future as a result of new and existing license agreements.

  COST OF REVENUE


     Software License. Cost of software license revenue increased by approximately $451,000 from $234,000 in the six months ended June 30, 1998 to $685,000 in the six months ended June 30, 1999. Of this increase, approximately 58% is attributable to increased product, shipping and third party royalty costs from a larger volume of sales orders and the remainder is primarily attributable to costs associated with our independent software vendors. Cost of software license revenue decreased as a percentage of software license revenue from 15% to 12% for the six months ended June 30, 1998 as compared to the six months ended June 30, 1999. This decrease reflects increased efficiencies associated with larger sales volumes. We expect software license costs to increase in the future due to additional customers licensing our products and the licensing of additional third-party technology that we may choose to embed in our product offerings.



     Services. Cost of services revenue increased by approximately $2.7 million from $519,000 in the six months ended June 30, 1998 to $3.2 million in the six months ended June 30, 1999. Of this increase in cost of services revenue, approximately 57% is due to an increase in the number of our education and technical support personnel and the remainder is primarily attributable to the creation and rapid expansion of our consulting services business in late 1998. To date, our services costs have been higher than our services revenue, and we expect that trend to continue for the next several quarters as we continue to expand all of our services organizations in order to meet anticipated demand for services. We expect services costs to increase in the future to the extent that we continue to generate new customers and associated software license and services revenue. Services costs as a percentage of services revenue can be expected to vary significantly from period to period depending on the mix of services we provide, whether such services are provided by us or third-party contractors, and overall utilization rates. Approximately

24% of our services revenue for the six months ended June 30, 1999 was derived from third-party subcontractors providing consulting, educational and technical support services on our behalf. We derived no services revenue from third-party subcontractors for the six months ended June 30, 1998.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by approximately $3.9 million from $4.4 million in the six months ended June 30, 1998 to $8.3 million in the six months ended June 30, 1999. Of this increase in sales and marketing expenses, approximately 54% is attributable to increases in the number of sales employees in North America, and approximately 42% is attributed to expanded international sales operations. We believe these expenses will increase significantly in future periods as we expect to continue to expand our sales and marketing efforts. We also anticipate that sales and marketing expenses may fluctuate as a percentage of a total revenue from period to period as new sales personnel are hired and begin to achieve productivity.

     Research and Development. Research and development expenses increased by approximately $900,000 from $2.4 million in the six months ended June 30, 1998 to $3.3 million in the six months ended June 30, 1999. The increase in research and development expenses is primarily attributable to increases in the number of research and development personnel to support SilverStream's product development activities. We believe that continued investment in research and development is critical to attaining our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in future periods. To date, all software development costs have been expensed in the period incurred.

     General and Administrative. General and administrative expenses increased by approximately $707,000 from $993,000 in the six months ended June 30, 1998 to $1.7 million in the six months ended June 30, 1999. Of this increase, approximately 61% is attributable to a growing number of administrative employees and approximately 23% is attributable to an increase in the bad debt reserve as our revenue and accounts receivable grew. We believe general and administrative expenses will increase, as we expect to add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibilities of a public company.

     Compensation Charge for Issuance of Stock Options. We incurred a charge of $190,000 for the six months ended June 30, 1999 related to the issuance of stock options with exercise prices below fair market value on the date of grant. Additional unvested outstanding options will continue to vest over the next five years, which will result in additional compensation expense of approximately $1,848,000 in the aggregate in periods subsequent to June 30, 1999 which will be charged to operations ratably over the next five years.

  OTHER INCOME, NET

     Other income, net decreased from $252,000 in the six months ended June 30, 1998 to $178,000 in the six months ended June 30, 1999. This decrease is attributable to a decrease in interest income during the six months ended June 30, 1999 over the same period in the previous year. The interest expense results from capital equipment loans used to purchase computer equipment.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  REVENUE

     Total revenue increased by approximately $6.6 million from $249,000 in 1997 to $6.8 million in 1998 due to the release of our initial products in November 1997 and the ensuing increase in our customer base. Revenue from international sales increased by approximately $1.7 million from $68,000, or 27% of total revenue, in 1997 to $1.8 million, or 27% of total revenue, in 1998 due to the same factors. We had no revenue during the period from inception until December 31, 1996.

     Software License. Software license revenue increased by approximately $5.7 million from $249,000 in 1997 to $6.0 million in 1998. We first began shipping our products in November 1997. The increase in software license revenue was due primarily to an increase in the number of customers resulting from a full year of selling in 1998 and the release of Version 2.0 of our products in October 1998.

     Services. We had no services revenue in 1997 and services revenue of $825,000 in 1998. Approximately 71% of our services revenue in 1998 resulted from education and support services delivered to an increasing customer base and the remainder resulted primarily from the sale of professional consulting services.

  COST OF REVENUE

     Software License. Cost of software license revenue increased by approximately $677,000 from $90,000 in 1997 to $767,000 in 1998. The increase is attributable to increases in software license revenue and the royalties we pay on third-party software incorporated into Version 2.0 of our products which began shipping in October 1998.

     Services. Cost of services revenue increased by approximately $1.1 million from $282,000 in 1997 to $1.4 million in 1998. Of this increase, approximately 68% was due to an increase in our support organization and the balance was primarily due to the creation of our professional consulting services organization in 1998.

  OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses in 1996 amounted to $35,000 and increased by approximately $6.9 million from $3.9 million in 1997 to $10.8 million in 1998. The increase in these periods was due to increases in sales and marketing personnel and marketing program expenditures. During 1998, we expanded international sales and marketing operations in Germany, Belgium, The Netherlands, Hong Kong, Singapore and Taiwan and we increased the number of personnel and offices in North America.

     Research and Development. Research and development expenses in 1996 amounted to $850,000 and increased by approximately $2.4 million from $2.6 million in 1997 to $5.1 million in 1998. The increase in these periods was primarily due to the hiring of more engineering personnel.

     General and Administrative. General and administrative expenses in 1996 amounted to $120,000 and increased by approximately $180,000 from $2.0 million in 1997 to $2.1 million in 1998. The increase in these periods was primarily due to the hiring of more personnel.

  OTHER INCOME, NET

     Other income, net in 1996 amounted to $53,000 and increased by approximately $250,000 from $225,000 in 1997 to $475,000 in 1998. The increase was due primarily to an increase in interest income earned from cash balances on hand in 1998 compared to 1997. Proceeds from the private sale of equity securities in 1997 and 1998 caused cash and short-term investment balances in 1998 to be higher than those in 1997.

QUARTERLY RESULTS

     The following table presents our unaudited quarterly operating results for each of the seven quarters ended June 30, 1999 both in absolute dollars and as a percentage of our total revenue for each quarter. This information has been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                     THREE MONTHS ENDED
                                   --------------------------------------------------------------------------------------
                                   DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                     1997         1998         1998         1998         1998         1999         1999
                                   ---------    ---------    ---------    ---------    ---------    ---------    --------
                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue:
  Software license...............   $   249      $   579      $   948      $ 1,916      $ 2,539      $ 2,607     $ 2,908
  Services.......................        --          104          113          115          494          867       1,400
                                    -------      -------      -------      -------      -------      -------     -------
         Total revenue...........       249          683        1,061        2,031        3,033        3,474       4,308
Cost of revenue:
  Software license...............        90          118          116          158          375          303         383
  Services.......................       282          252          267          361          534        1,330       1,836
                                    -------      -------      -------      -------      -------      -------     -------
         Total cost of revenue...       372          370          383          519          909        1,633       2,219
                                    -------      -------      -------      -------      -------      -------     -------
Gross profit (loss)..............      (123)         313          678        1,512        2,124        1,841       2,089
Operating expenses:
  Sales and marketing............     1,283        2,305        2,116        2,658        3,696        3,988       4,270
  Research and development.......       647        1,240        1,190        1,336        1,304        1,503       1,839
  General and administrative.....     1,123          532          462          489          659          697         963
  Compensation charge for
    issuance of stock options....        --           --           --           --           --           15         175
                                    -------      -------      -------      -------      -------      -------     -------
         Total operating
           expenses..............     3,053        4,077        3,768        4,483        5,659        6,203       7,247
                                    -------      -------      -------      -------      -------      -------     -------
Loss from operations.............    (3,176)      (3,764)      (3,090)      (2,971)      (3,535)      (4,362)     (5,158)
Other income, net................       216           97          155          143           80           40         138
                                    -------      -------      -------      -------      -------      -------     -------
Net loss.........................   $(2,960)     $(3,667)     $(2,935)     $(2,828)     $(3,455)     $(4,322)    $(5,020)
                                    =======      =======      =======      =======      =======      =======     =======
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Software license...............       100%          85%          89%          94%          84%          75%         68%
  Services.......................        --           15           11            6           16           25          32
                                    -------      -------      -------      -------      -------      -------     -------
         Total revenue...........       100          100          100          100          100          100         100
Cost of revenue:
  Software license...............        36           17           11            7           12            9           9
  Services.......................       113           37           25           18           18           38          42
                                    -------      -------      -------      -------      -------      -------     -------
         Total cost of revenue...       149           54           36           25           30           47          51
                                    -------      -------      -------      -------      -------      -------     -------
Gross profit (loss)..............       (49)          46           64           75           70           53          49
Operating expenses:
  Sales and marketing............       516          337          200          132          122          115          99
  Research and development.......       260          182          112           65           43           43          43
  General and administrative.....       451           78           43           24           22           20          22
  Compensation charge for
    issuance of stock options....        --           --           --           --           --           --           4
                                    -------      -------      -------      -------      -------      -------     -------
         Total operating
           expenses..............     1,227          597          355          221          187          178         168
                                    -------      -------      -------      -------      -------      -------     -------
Loss from operations.............    (1,276)        (551)        (291)        (146)        (117)        (125)       (119)
Other income, net................        87           14           15            7            3            1           3
                                    -------      -------      -------      -------      -------      -------     -------
Net loss.........................    (1,189)%       (537)%       (276)%       (139)%       (114)%       (124)%      (116)%
                                    =======      =======      =======      =======      =======      =======     =======

     Our total revenue has increased in each quarter following the commercial release of our products in November 1997. The increase in each quarter is due to the increase in the number of our customers resulting from increased market awareness and acceptance of our software, expansion of our sales organization and increased services revenue reflecting the growth in the installed base of product licenses. Growth in software license revenue accelerated in the last two quarters of 1998 as we increased our direct sales force in North America and expanded direct European operations in Germany, Belgium and The Netherlands. Services revenue increased in the fourth quarter of 1998 and the first two quarters of 1999 following the release of Version 2.0 of our Application Server and the expansion of our professional consulting services organization and our services offerings.

     Cost of software license revenue has increased in conjunction with our increases in software license revenue. Software license costs were higher in the quarter ended March 31, 1998 due to the increased number of releases following the release of Version 1.0 of our Application Server in November 1997 and in the quarter ended December 31, 1998 following the release of Version 2.0 in October 1998.

     Cost of services revenue has increased as we have increased the size of our support, education and professional consulting organizations. Cost of services revenue increased during the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 due to increased usage of third-party consultants as well as salaries and related costs for increased professional services personnel as a result of the expansion of our professional consulting services organization.

     Operating expenses have generally increased in absolute dollars each quarter as we have increased staffing in sales and marketing, product development and general and administrative functions. Sales and marketing expenses increased in the quarters ended September 30, 1998 and December 31, 1998 due to an increase in the number of direct sales staff in North America and the expansion of sales operations in Germany, Belgium and The Netherlands. Sales and marketing expenses further increased in the quarter ended December 31, 1998 with the expansion of sales operations in Hong Kong, Singapore and Taiwan. Sales and marketing expenses increased in the quarters ended March 31, 1999 and June 30, 1999 due to increases in salaries, the number of direct sales personnel and sales commissions and incentives paid in the quarter. Research and development expenses increased in the quarters ended March 31, 1999 and June 30, 1999 due to an increase in personnel and the creation of a performance and tuning laboratory which resulted in increased depreciation and equipment lease costs.

     General and administrative expenses decreased during the quarter ended March 31, 1998 as employees were assigned to other departments as marketing, sales and research and development activities increased. General and administrative expenses decreased further in the quarter ended June 30, 1998 due to a decrease in the provision for doubtful accounts and decreases in travel expenses. General and administrative expenses increased in the quarter ended December 31, 1998 due to increases in personnel and contracting fees and an increase in the provision for doubtful accounts.

     Subsequent to the completion of SilverStream's equity financing in late 1997, other income, net generally decreased as cash balances declined until the quarter following an additional equity financing in March 1999. Interest expense has generally decreased since the quarter ended June 30, 1998 as equipment term loans were paid down. In the quarter ended June 30, 1999, interest expense has increased along with an increase in equipment loan borrowings.

     As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our expenses in part on future revenue projections. Most of these expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenue is lower than we have projected. Our ability to forecast accurately our quarterly revenue is limited due to the long sales and deployment cycle of our software products, which makes it difficult to predict the quarter in which license sales will occur, and the early nature of the market for application servers. If our revenue does not meet projections, our business, operating results and financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected.

     We plan to increase our operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services, expand our facilities and support and improve operational and financial systems. If our revenue does not increase along with these expenses, our business, operating results and financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected.

     Although we have a limited operating history, we believe that quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on customer calendar year budgeting cycles and slow summer purchasing patterns in Europe.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1998, we had net operating losses and research and development carryforwards of approximately $22.3 million and $350,000, respectively. The net operating loss and credit carryforwards will expire at various dates, beginning 2012, if not utilized. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income. A valuation allowance has been established in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have funded our operations primarily through the private sale of our equity securities, resulting in net proceeds of approximately $44.6 million. We have also funded our operations through equipment financings. As of December 31, 1998, we had $4.5 million in cash, cash equivalents and marketable securities, and $5.1 million in working capital. As of June 30, 1999, we had $11.0 million in cash, cash equivalents and marketable securities, and $10.4 million in working capital. We have three term loans for amounts borrowed to finance equipment. These term loans are from the same bank and bear interest at the bank's prime rate plus 0.5%. At June 30, 1999, we had a total of approximately $511,000 outstanding under these term loans. We also have a $750,000 equipment line of credit with a bank that bears interest at the bank's prime rate plus 0.5%. At June 30, 1999, approximately $673,000 was outstanding under this line of credit. Borrowings under these term loans and the line of credit are secured by substantially all of our tangible assets.


     Net cash used in operating activities was $8.0 million in 1997, $13.0 million in 1998 and $8.2 million in the six months ended June 30, 1999. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, accounts receivable offset in part by increases in accounts payable, accrued expenses and deferred revenue.

     Net cash used in investing activities was $1.6 million in 1997 and $4.3 million in 1998 and net cash provided by investing activities was $2.0 million in the six months ended June 30, 1999. Investing activities reflects purchases of property and equipment in each period, purchases of short-term investments in 1998, and proceeds from the sale of short-term investments in the six months ended June 30, 1999.

     Net cash provided by financing activities was $23.4 million in 1997, $1.9 million in 1998 and $15.9 million in the six months ended June 30, 1999. Cash provided by financing activities includes proceeds from the issuance of preferred and common stock, offset by the payments on long-term debt in each period, as well as proceeds from equipment financings in 1997, 1998 and the six months ended June 30, 1999.

     Capital expenditures were $1.6 million in 1997, $1.0 million in 1998 and $1.1 million in the six months ended June 30, 1999. Our capital expenditures consisted of purchases of operating resources to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. Purchases of computer equipment represent the largest component of our capital expenditures. We expect this trend to continue as we increase the number of employees, increase the size of our development and quality assurance testing facilities and improve and expand our information systems. We expect that our capital expenditures will continue to increase in the future. Since inception, we have generally funded capital expenditures either through the use of working capital or with equipment bank loans.

     We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses, as well as planned capital expenditures and the expansion of our professional services organization, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of the common stock in this offering, together with funds generated from operations, will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000 COMPLIANCE

     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000. This could result in failures or the creation of erroneous results.

     We have defined Year 2000 compliant as the ability to:

     - Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

     - Function according to the product documentation provided for this date change, without changes in operation, assuming correct configuration;

     - Where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

     - Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

     - Recognize year 2000 as a leap year.

     The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information and non-information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties and the resellers of our products are heavily dependent on information technology systems and on their own and third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business.

     We have conducted a Year 2000 readiness review for the current versions of our products. This review included assessment, validation, testing and, where necessary, remediation, upgrading and replacement of product versions, as well as contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

     Based on our review, we believe the current versions of our products are Year 2000 compliant, when configured and used in accordance with the related documentation, so long as the underlying operating system of the host machine and any other software used with or in the host machine or with our products are also Year 2000 compliant. We do not believe that versions of our products prior to Version 2.5 are Year 2000 compliant, and we encourage users of these versions to upgrade to the latest version. We do not provide software patches or remedial software programs for versions of our products prior to Version 2.5. Our customers who have update assurance agreements with us each have the right to receive the latest version of our product. Our customers who do not have update assurance agreements with us may purchase the latest version of our product from us.

     We have not separately tested software obtained from third parties that is incorporated into our products. We have tested this third-party software as incorporated in our products as part of our product review. We are also seeking assurances from these third parties that this software is Year 2000 compliant. While we believe that this third-party software incorporated in the current versions of our products is Year 2000 compliant, we have not been able to obtain assurances from all vendors. We plan to upgrade or replace by year end any third-party software incorporated in our products for which we cannot obtain adequate assurances of Year 2000 compliance from the vendors. If we are unable to upgrade or replace this software by year end, our products or portions of our products could fail to operate correctly. As a result, our business and results of operations could be materially adversely affected.

     Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. A third-party assurance consists of a letter to us, or a public notice, from the third party asserting Year 2000 compliance. Errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability to our customers, any of which could materially adversely affect our business, operating results, or financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

     We have initiated an assessment of our material internal information technology systems, including both our own software products and third-party software and hardware technology, including our accounting system, customer service and support system and phone system. We have also initiated an assessment of our non-information technology systems. We expect to complete testing of our information and non-information technology systems in 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

     We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services, or delay those purchases. As a result, our business, results of operations or financial condition could be materially adversely affected.

     Costs related to the Year 2000 issue have been immaterial to date and we expect total future costs to remain below $350,000, of which $100,000 has been accrued as of June 30, 1999. We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. We may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations and financial condition.

     While we have almost completed the process, we have not yet fully developed a contingency plan to address all situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. We expect to complete this contingency plan later this year. The cost of implementing such a plan may be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failure interruptions. If any of our operations experience Year 2000 problems and we either do not have a contingency plan or our contingency plan is inadequate to address the problems, then our business, results of operations or financial condition could be materially adversely affected.

CONVERSION TO EURO

     Eleven of the 15 common member countries of the European Union have agreed to adopt the Euro as their legal currency. We have arranged for the necessary modifications of our internal information technology and other systems to accommodate Euro-denominated transactions. We expect to be able to process Euro-denominated transactions later this year. In addition, our products support the Euro currency symbol. We are also assessing the business implications of the conversion to the Euro, including long-term competitive implications and the effect of market risk with respect to financial instruments. Based on the foregoing, we do not believe the Euro will have a significant effect on our business, financial position, cash flows or results of operations. We will continue to assess the impact of Euro conversion issues as the applicable accounting, tax, legal and regulatory guidance evolves.

MARKET RISK

     SilverStream does not currently use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government and Federal Agency obligations, tax-exempt municipal obligations and corporate obligations with contractual maturities of ten years or less. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

     Internationally, SilverStream invoices customers primarily in local currency. We are exposed to foreign exchange rate fluctuations from when customers are invoiced in local currency until collection occurs. We do not currently enter into foreign currency hedge transactions. Through June 30, 1999, foreign currency fluctuations have not had a material impact on our financial position or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance for accounting for costs of software products developed or purchased for internal use, including when costs should be capitalized. The adoption of this standard did not have a material effect on our financial condition or results of operations.

     In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. The adoption of this standard did not have a material effect on our financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We are presently analyzing the impact, if any, that the adoption of SFAS No. 133 will have on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     SilverStream is a global provider of software and services that enable businesses and other large organizations to create, deploy and manage software programs for intranets, extranets and the Internet. The advantages of Web-based technology are driving the creation of a new generation of business-transforming software programs. These powerful Web-based programs, or Web applications, link a broad universe of customers, vendors, employees and partners with multiple, diverse data sources. In addition, organizations can design their applications to include the rules that govern the operation of these applications in a manner consistent with their business policies. These rules are known as business logic. We believe our products and services help our customers to rapidly develop Web applications that are scalable, reliable and secure. Using our products and services, organizations can create and deploy robust Web applications in diverse areas such as e-commerce, employee self-service, supply chain management and customer service.

     Our products consist of an application server, an integrated set of development tools and enterprise data connectors. An application server is a software product that provides access to various forms of electronic information and communicates, usually in the form of a Web application, with the computers of users accessing the information. The SilverStream Application Server tightly integrates data sources, business logic and presentation of content to the user. Using our Application Server, our customers can seamlessly access information and data from diverse sources. Our products allow the business logic to be maintained centrally and therefore easily changed and instantly implemented. The SilverStream Application Server maintains the presentation, or look and feel, of the application centrally and presents content to the user locally, without the need to install application software on the user's remote computer. We believe our development tools shorten the development time and simplify the development process required to build complex Web applications. Our enterprise data connectors facilitate access to data sources associated with some third-party business applications, such as inventory or employee information systems. We also offer comprehensive application engineering, implementation, training and support services to help ensure the successful development and implementation of Web applications by our customers.

     We market our products and services globally through our direct sales force and a network of independent software vendors, value-added resellers and consulting partners. To date, we have licensed the SilverStream Application Server to over 500 customers in a wide variety of industries, including communication, financial services, government, manufacturing, oil and gas, pharmaceutical, technology and transportation.

INDUSTRY BACKGROUND

     During the last 40 years, computer-based business applications have evolved through three fundamental architectures: mainframe, client/server, and, now, Web-based computing. The introduction of each of these architectures has created opportunities to develop new applications for businesses. Business application computing began with the mainframe, which enabled centralized control of these applications, but gave limited access to users. The development of personal computers and the widespread adoption of local area networks provided the foundation for client/server computing, which gave more users greater access to information and applications, but sacrificed centralized control.

     Web-based computing combines the benefits of prior computing architectures with far greater accessibility for networked, mobile and remote users. Today, organizations are extending their enterprises by using the Internet to connect their customers, vendors, employees and partners. To link their constituencies across these extended enterprises, organizations are creating Web applications that enable the dynamic delivery of information and transactional capabilities. The increasing use of Web-based computing by organizations reflects the ability of these powerful Web applications to fundamentally transform the way these organizations operate. Application servers enable organizations to create, deploy and manage these Web applications. Based on information provided to SilverStream, we believe that the market for application server software will grow from $412 million in 1998 to $2.2 billion by 2002.

     Organizations often employ Web applications to conduct "e-business," which refers to business-to-business, business-to-employee and business-to-consumer transactions and communications conducted through the use of Internet technology. These organizations recognize that if they are able to offer easy-to-access, compelling, real-time applications as a means of transacting business, they can create closer and more enduring business relationships, new efficiencies and significant competitive and strategic advantages. As a result of these benefits, the e-business market is large and growing rapidly. Based on information provided to SilverStream, we believe that Internet-based business-to-business trade, the subset of e-business that encompasses the trade of goods and services in which the final order is placed over the Internet, will grow from $43 billion in 1998 to over $1 trillion by 2003.

     In order to compete in this dynamic e-business environment, organizations need comprehensive, integrated solutions that enable the creation of powerful Web-based applications, shorten the development time for initial deployment and allow rapid updates and changes. To capitalize on the new opportunities afforded by Web applications, organizations must overcome several challenges:

--------------------------------------------------------------------------------------------------------
CHALLENGE                                     CUSTOMER NEED
--------------------------------------------------------------------------------------------------------
  Data stored in multiple diverse data        - Ability to aggregate and manipulate data from
     sources                                    multiple diverse sources
                                              - Ability to present seamless, easy-to-use interface
                                                to data
  Heterogeneous, incompatible legacy          - Web development programs based on generally
  software applications and computer            accepted industry standards
  platforms                                   - Interoperability of Web applications among legacy
                                                applications and platforms
                                              - Preservation of investment in pre-existing, or
                                                legacy, resources
  Availability of business-critical Web       - Rapid response time for users
  applications                                - Secure, controlled access
                                              - Reliable performance and up time
  Accessibility by unknown and unpredictable  - Scalability
  user community                              - Compatibility with various popular user interfaces
  Ability to manage and update Web            - Centralized business logic
  applications                                - Centralized command and control functionality
  Development time in an environment with     - Integrated, powerful and easy-to-use development
  limited information technology resources      environment
                                              - Rapid development, deployment and modification of
                                                Web applications
--------------------------------------------------------------------------------------------------------

     To meet these challenges, organizations have been required to use multiple development tools, programming languages and applications from different vendors. As a result, organizations have typically had to rely on custom programming and complex integration activities to develop their Web applications, which have often been difficult and expensive to create, deploy and manage.

THE SILVERSTREAM SOLUTION

     SilverStream is a global provider of software and services that enable businesses and other large organizations to create, deploy and manage software programs for intranets, extranets and the Internet. Organizations use our products for such diverse Web applications as e-commerce, employee self-service, supply chain management and customer service. We believe our products and services provide the following benefits:

     Enable Creation and Deployment of Business-Focused Web
Applications. Business-focused Web applications enable the dynamic delivery of information and transactional capabilities to a broad group of users. Our products enable large organizations to manage scalable, reliable and secure Web applications and address the unpredictable traffic volumes and patterns and other challenges faced by Web applications. By addressing performance, connectivity and security issues, our products allow customers to focus their resources on the business elements of their Web applications such as reaching new customers, developing new businesses, providing superior customer service, shortening supply cycles and improving the flow of information.

     Extend Reach of Applications and Simplify Administration. The SilverStream Application Server allows organizations to leverage the advantages of thin client computing, which eliminates the need for application software to be installed on the user's computer. Our Application Server allows users to access Web applications through common, easy-to-use Web browsers and other graphical interfaces. The central location of Web applications permits organizations to rapidly modify and deploy applications, enabling organizations to respond quickly to evolving business requirements. These benefits allow organizations to extend Web applications to a broader audience and assist these organizations in reducing their administrative and maintenance costs.

     Enable Creation of Applications that Access Multiple Information
Sources. The existence of diverse systems, information and data sources often results in stand-alone applications that are unable to interact with one another. SilverStream's products allow Web applications to access information and data seamlessly from various sources, such as databases, software applications that run on mainframe computers, and manufacturing, accounting, inventory, purchasing and document management systems. By using our products, customers can focus on the design and functionality of strategic Web applications to create comprehensive solutions while preserving their investments in legacy systems.

     Reduce the Complexity of Developing Web Applications. SilverStream's integrated set of development tools provide a common development environment and a consistent look and feel that span multiple, diverse technologies, such as the language used to describe Web pages known as Hyper-Text Markup Language and commonly referred to as HTML, a widely used programming language known as Java, and reusable software objects. We provide a consistent development interface that is familiar to application developers and we offer powerful development functionality. Our products and related consulting, education and support services enhance the productivity of Web application developers, allowing our customers to leverage the existing capabilities of their development staff in an environment where skilled Web application developers are in short supply.

STRATEGY

     Our objective is to enhance our position as a global provider of application server software and related products and services. To achieve this goal, we are pursuing the following strategies:

     Capture Emerging Market Opportunity. The market for Web-based application servers is relatively new. We believe that it is important to reach customers at an early stage of their adoption of Web technology. We intend to expand our customer base by seeding a large number of accounts with our products and offering a range of services to help ensure that initial implementations are successful. We plan to leverage these initial successes by selling additional application servers as customers expand their initial deployments and develop new Web applications.

     Extend Technology Leadership. We intend to enhance our leadership position by increasing the performance, functionality and ease of use of our Application Server and by integrating new technologies into our products. We will continue to devote substantial resources to the enhancement of our application server software. The next release of our Application Server, Version 3.0, is expected to include improvements to the programming environment as well as support for computing standards such as Enterprise JavaBeans (EJB) and Java2, and third-party development tools such as Inprise's JBuilder and Symantec's Visual Cafe. We intend to leverage our core technology by developing and selling additional complementary products. In early 1999, we introduced our Enterprise Data Connectors, which facilitate connections to popular business applications such as SAP, Lotus Notes and PeopleSoft.

     Maintain Commitment to Generally Accepted Industry Standards and Interoperability. We plan to continue to support generally accepted industry standards in our Application Server to facilitate interoperability with major databases, operating systems, network protocols and hardware platforms. Our Application Server currently supports standards for programming languages such as Hyper-Text Markup Language and Java, as well as standards for communication protocols, security mechanisms, and directory and database access. By supporting generally accepted standards, we are able to market our products to a broad range of customers who can then choose among the hardware, software and networking technologies that best serve their needs without sacrificing performance, functionality or flexibility.

     Leverage Professional Services Capabilities. As Web-based technologies have become increasingly important to our customers, there has been increased demand for comprehensive service offerings. By offering our clients a full range of professional services on a global basis, we promote the rapid success of customer projects, creating significant opportunities to sell additional software licenses to our customers. We intend to increase the size of our service organization worldwide. In addition, we intend to augment our service offerings by developing and strengthening our strategic relationships with systems integrators and consultants.

     Expand Worldwide Sales Efforts. To expand our sales to both new and existing customers, we plan to continue to pursue a multi-channel distribution strategy that includes both our direct sales force and relationships with independent software vendors, value-added resellers and consulting partners. We currently have ten offices throughout North America and plan to continue to expand our North American sales staff. We also plan to continue expansion of our international presence by establishing additional overseas offices, adding direct sales personnel and increasing our indirect sales and services channels. We currently have seven sales offices in Europe and three in Asia. Our international sales accounted for approximately 27% and 33% of our total revenue in 1998 and the first six months of 1999, respectively.

PRODUCTS AND SERVICES

  PRODUCTS

     Our product offerings are summarized below:

--------------------------------------------------------------------------------------------------------
PRODUCT                 DESCRIPTION                                          SHIPMENT DATES
--------------------------------------------------------------------------------------------------------

  Application Server    Application server for the creation, deployment and  Version 2.5 shipped in
                          management of Web applications.                      May 1999. First
                                                                               version shipped in
                          Available for Windows NT, Solaris or HP-UX           November 1997.
                          operating systems.
                          Licensed on a per processor basis for unlimited
                          users with no per seat or per connection charges.

  Single Developer      A complete set of development and testing software   Version 2.5 shipped in
  Pack                    products for creating Web applications integrated    May 1999. First
  Group Developer Pack    with the SilverStream Application Server.            version shipped in
  (5 or 10 Developers)                                                         November 1997.
                        The Single Developer Pack is for standalone
                          development on a single Windows NT machine.
                        The Group Developer Packs are for teams of up to 5
                          or 10 developers to work both independently on
                          their own computers and as a group. Includes 5 or
                          10 Single Developer Packs and a 5- or 10-user
                          SilverStream Application Server for group testing
                          on Windows NT, Solaris or HP-UX operating
                          systems.
                        Each of the Developer Packs is priced and sold
                          separately.

  Enterprise Data       Products that provide connections to SAP, Lotus      First shipped in April
  Connectors              Notes and PeopleSoft applications.                   1999.
                        Each Enterprise Data Connector is priced and sold
                          separately.
--------------------------------------------------------------------------------------------------------

  SERVICES

     As part of our ongoing commitment to provide a complete solution for our customers, we offer comprehensive consulting, education and technical support services that complement our product offerings. As of July 31, 1999, our services organization comprised 73 professionals.

     To complement our service organization, we train and promote a broad network of SilverStream partners, ranging from international consulting firms to local consultants that offer consulting, education and technical support services. Our customers are encouraged to engage consultants, instructors and developers whose proficiency with our products has been certified by us and who have been designated Certified SilverStream Developers or Certified SilverStream Field Application Engineers.

     Consulting Services. We provide application engineering and implementation services to assist our customers in developing and implementing Web applications using our products. Consulting services include advisory, prototyping, design, test and configuration, deployment and tuning services, and technical account management services. We generally provide our consulting services on a time and materials basis.

     Education Services. We offer our customers and partners introductory and advanced training in the use of our software products. Our employees as well as Certified SilverStream Trainers offer our training classes around the world. We price these services by course.

     Technical Support Services. We believe that a high level of technical support services is critical to our customers' success and an important competitive advantage. We offer technical support to our customers, ranging from dedicated on-site support personnel, to telephone support from our Burlington and Belgium offices during normal business hours, to 24-hour on-line support available through our Website. The pricing of our technical support services varies according to the level of support required.

PRODUCT ARCHITECTURE

     The SilverStream Application Server incorporates components and features required to create, deploy and manage scalable and sophisticated Web applications. The fundamental components of the architecture are shown below:

[Narrative description of graphic material omitted in electronically filed document]
This is a detailed graphic outlining the fundamental components of the SilverStream Application Server architecture:
1. At the bottom is a horizontal three-dimensional rectangle entitled "Enterprise Deployment Services," which rectangle includes four boxes entitled "Scalability," "Reliability," "Security" and "Manageability."
2. On top of the rectangle are three vertical three-dimensional rectangles:
    a. The vertical rectangle on the left is entitled "Presentation Layer," and includes two boxes entitled "HTML" and "Java"
    b. The vertical rectangle in the middle is entitled "Business Logic Layer," and includes three boxes entitled "Distributed Objects," "Transactions" and "Content Management"
    c. The vertical rectangle on the right is entitled "Data Access Layer," and includes two boxes entitled "Data Access Objects" and "Enterprise Data Connectors"
3. Above the three rectangles and connected to each by thin lines is a horizontal three-dimensional rectangle entitled "Development Tools."
4. To the left of the rectangle entitled "Presentation Layer" are two computer icons under the title "Users." There is a two-way arrow between the rectangle and the icons.
5. To the right of the rectangle entitled "Data Access Layer" are three three-dimensional cylinders under the title "Data." There is a two-way arrow between the rectangle and the cylinders.]

  PRESENTATION LAYER

     Presentation refers to the user interface layer of an application. This is where the user interacts with the application by entering data, using menus and hyperlinks, and viewing dynamically generated pages containing data and rich content. Our products allow developers to support both Hyper-Text Markup Language and Java graphical user interfaces. Hyper-Text Markup Language has the advantage of quickly running in any Web browser. Java has the advantage of providing a much richer interactive user interface that is similar to that of a Microsoft Windows application, but requires an initial download of some software. Typically, our customers choose to mix both technologies in a single application, using Hyper-Text Markup Language for Internet users and Java for intranet users who interact heavily with the application.

          Hyper-Text Markup Language. The SilverStream Application Server incorporates a powerful engine for generating dynamic Hyper-Text Markup Language pages that contain data and rich content. Developers can design their Hyper-Text Markup Language pages either by writing industry standard Java Servlets, or using a graphical page designer which generates Servlets automatically.

          Java. The SilverStream Application Server enables the secure development, downloading and running of graphic Java applications. Java applications are stored centrally in the SilverStream Application Server and are downloaded on demand to browsers on remote user computers via the Web. Our Application Server also provides a Java application runtime called JRunner which allows the same Java applications to run without a browser, behaving more like a full Windows application. Our JRunner feature also provides for the download of applications on demand, providing the feel of a client/server application, but without requiring the application to be installed or maintained on each remote computer.

  BUSINESS LOGIC LAYER

     Business logic is the set of rules that a Web-based application follows, based on the customer's business policies. For example, in a supply-chain Web application, business logic defines how items such as discounts, freight and state tax are calculated, how products are re-ordered and how a customer's credit limit is checked. In a Web-based application, it is usually desirable to separate the business logic from the user interface. This makes it easier to change the business logic and maintain the application.

          Distributed Objects and Transactions. The SilverStream Application Server provides a complete set of tools that allows developers to create re-usable business objects that encapsulate their business logic. We also provide powerful capabilities for managing transactions involving multiple tables. In our next version of the SilverStream Application Server, Version 3.0, we intend to provide support for the industry standard Enterprise JavaBeans version 1.1. This is intended to allow customers to distribute objects across the network and control transactions across objects.

          Content Management. In addition to its primary focus on structured data, our Application Server also provides a set of features to manage rich content such as product catalogs, news articles, financial research, documents, Adobe Acrobat PDF files, graphics, and photographs. These features include full text retrieval, file upload/download, version control and a powerful Hyper-Text Markup Language edit control written in Java. These features allow developers to create Web applications such as e-commerce sites and corporate portals that combine rich content with transactions.

  DATA ACCESS LAYER

     The data access layer provides connectivity to multiple disparate data sources. The SilverStream Application Server provides high performance drivers, using industry standard Java Database Connectivity (JDBC), for relational databases, including Oracle, DB/2, Sybase, Microsoft SQL Server, Informix and others. For non-relational data sources, our Application Server provides an architecture known as data source objects. Customers, partners and consultants can write data source objects to connect to a wide range of data sources. To simplify the creation of data source objects, we offer our Enterprise Data Connectors that allow customers to easily create data source objects for SAP, Lotus Notes and PeopleSoft. Our partners offer a wide range of additional enterprise data connectors for data sources such as CICS, MQ Series, Tuxedo, Top End and Encina.

  ENTERPRISE DEPLOYMENT SERVICES

     Enterprise-class Web applications, which consist of connectivity, business logic and presentation, require the following attributes:

          Scalability. The SilverStream Application Server utilizes a number of techniques for improving the performance of a large computer system to deliver very high performance and throughput across multiple processors in a single server machine. Our Application Server also offers scalability using load-balanced clusters of servers, which allows our customers to handle increased load simply by adding more machines to the cluster.

          Reliability. SilverStream's advanced failover capabilities are designed to ensure that customers' applications remain operational even when a server fails. SilverStream's session-level failover feature enables users to continue operations uninterrupted with seamless recovery of their transactional data even when the server to which they were previously connected fails.

          Manageability. The SilverStream management console provides a full interface to monitor server performance, manage clusters, database connections, security, and other settings. SilverStream provides a standard network management protocol to interoperate with existing enterprise systems management software such as Tivoli's TME, Computer Associates' Unicenter, or Hewlett-Packard's OpenView. SilverStream's Application Server allows an application to be updated without taking the server or cluster down.

          Security. Our product provides a complete set of features for encryption, authentication and access control that are required to create highly secure applications. In addition to providing its own directory, our Application Server is also able to interface to directories such as Windows NT, NIS+ and those that are standard Lightweight Directory Access Protocol
     (LDAP) compliant.

  INTEGRATED DEVELOPMENT TOOLS

     SilverStream provides a rich set of development tools that are tightly integrated with the functionality provided by the SilverStream Application Server. These include several visual designers for Hyper-Text Markup Language pages, Java applications, business objects and content management. Also included are a programming editor, context sensitive help, a repository, a debugger and facilities for integrating with popular source control products. SilverStream's integrated development tools consist of the following graphical designers:

          Page Designer. SilverStream development tools allow developers to design their Hyper-Text Markup Language pages by writing either industry standard Java Servlets, or using SilverStream's Page Designer which creates Servlets graphically. SilverStream's Page Designer offers a visual, object-oriented, event-driven programming model that makes the development of data-driven dynamic pages far easier and faster than coding them manually. Developers drag and drop elements onto a page from a tool palette, set properties using a property sheet, and then define the behavior of the elements by writing Java code that is executed at the server whenever an event is generated (for example, when a user clicks a button). Unlike competing alternatives that embed scripts inside Hyper-Text Markup Language pages, this technique leverages the existing skills of developers who have worked with products such as PowerBuilder or Visual Basic.

          Form and View Designers. SilverStream provides a development environment for generating graphic Java applications. The development environment is similar to the Page Designer, with a common look and feel. The Form Designer allows developers to build graphical forms, typically displaying data. The View Designer is frequently used in conjunction with the Form Designer to display data in a multi-row presentation.

          Object Designer. The Object Designer allows developers to create business logic written in Java, that will typically reside on the application server and may be reused by other applications. These objects may use any of the services offered by the SilverStream Application Server, including connecting to data sources. They may also be triggered by events like the receipt of an e-mail or a request to modify a specific piece of data.

CUSTOMERS

     Our customer base spans multiple industry segments. The following is a representative list of our customers who have purchased a SilverStream Application Server license. We do not intend the identification of these customers to imply that these customers are actively endorsing or promoting our products.

COMMUNICATION           MANUFACTURING           TECHNOLOGY
Ameritech               Fuji Photo              Advanced Micro
MCI WorldCom            Owens Illinois            Devices
                        Raytheon                Hewlett-Packard
                        Samsung                 Siebel Systems
                                                StorageTek

MEDIA                   ENERGY                  TRANSPORTATION
TCI Communications      ARCO                    Federal Express
The Walt Disney         Conoco                  Southwest Airlines
  Company               Enron                   UPS

FINANCIAL SERVICES      GOVERNMENT              OTHER
Bankers Trust           Federal Home Loan Bank  AAA
Bank One                of Atlanta              Dupont
Citicorp                Federal Reserve Bank    InterContinental Hotels
J.P. Morgan             of  New York            Polaroid
The Chicago Stock       Internal Revenue        Red Herring
  Exchange              Service                 Sears, Roebuck
Transamerica            The United States Army

                        PHARMACEUTICAL
                        Johnson & Johnson
                        Pfizer

     Software license revenue from the customers listed above represented approximately 23% of SilverStream's total software license revenue for the year ended December 31, 1998 and approximately 10% of SilverStream's total software license revenue for the six-month period ended June 30, 1999. We derive our software license revenue from the sale of software product licenses. We do not charge our customers based on frequency of use of our products.

     The following case studies illustrate the challenges faced by representative customers in deploying business applications and the benefits derived from developing and deploying these applications using our Application Server.

  GLOBAL TRAVEL COMPANY

     The travel agency industry has recently undergone changes due to reduced commissions from airlines, hotels and rental car companies. To remain competitive, a global travel company needed to be able to create rapidly many travel product offerings while providing superior service through travel agencies and via direct, self-service over the Internet. The company's requirements included the maintenance of customer profiles in a relational database, as well as access to a diverse set of airline, hotel and other reservation systems. Travel agent experts needed to be able to perform the complex transactions required to plan multi-leg trips, including air travel, hotel, car rental and dinner and theater reservations.

     The travel company selected the SilverStream Application Server and deployed its Web-based application in two phases. In the first phase, the company rolled out the application to its affiliated travel agencies. SilverStream's connectivity features were used to maintain customer profiles and access travel services. In the second phase, the company used SilverStream's Hyper-Text Markup Language capability to provide a browser-based interface to customers via the Internet. Because the company is able to provide access to a diverse set of reservation systems and offer self-service to customers, we believe the SilverStream Application Server enabled the company to provide more efficient processing by travel agents and better customer service. Because the company is able to rapidly create travel product offerings by using the SilverStream Application Server, we believe the company is able to meet changing market demands and to serve its customers more efficiently.

  NATIONAL INSURANCE PROVIDER

     An insurance company provides coverage through a network of thousands of geographically dispersed independent agents. A claim goes through a complex process inside the company, during which critical information is available to agents only on a limited basis by telephone inquiry. The customer wanted to streamline its claims-handling process by providing its agents direct access to data and information, including daily claim status, claims adjusters' notes and monthly account activity. However, the claim and account information was stored in separate relational databases and agents had widely differing hardware and software packages and platforms.

     The customer used the SilverStream Application Server to build and deploy an application in approximately five months. Agents now have broad access to relevant, up-to-date information about individual claims and accounts, including powerful search capabilities. The insurance company is enhancing the application to give each agent access to all information and services relevant to such agent's relationship with the company. Because the customer is able to allow its nationwide network of agents to access relevant data and information easily and securely, regardless of the user's computer and networking system and without local administration, we believe the SilverStream Application Server enabled the customer to reduce inefficiencies in its claims-handling process.

  GLOBAL SUPPLIER OF COMPUTER STORAGE DEVICES

     A supplier of computer storage devices provides a constantly changing selection of thousands of sophisticated technology products. These products are sold by hundreds of direct employees and thousands of distributors worldwide. The answers to the distributors' many detailed questions were typically hard to find or unavailable when needed. As part of a strategic growth initiative, the customer needed to build a repository of support and marketing information that could be easily accessed across the globe. The source of this information was hundreds of sales and service employees, who created information about the products in a broad variety of ways, ranging from data sheets to video clips. The customer needed an application that would let employee "content creators" easily place information in a repository in whatever form they wished and then have that information easily accessible by distributors worldwide. These distributors had a variety of abilities and had a diverse set of platforms.

     The solution was to use SilverStream's products to build a content-rich, intranet/extranet application. Employees can use an intranet application to create and manage content. Using a thin Java client, that requires no local administration, employees are able to find and select "documents," annotate them, associate them with products and attach any kind of file, including Microsoft Word or PowerPoint files or even video clips. Documents can be prioritized, versioned and secured to limit access. The intranet application also provides usage reports and allows for the specification of expiration dates. Distributors, using a standard browser, can log in and search for desired topics. Search requests can be extremely complex, using a variety of criteria, and may return multiple, prioritized answers. The attached files may then be viewed or downloaded. Because of these features, we believe this new repository efficiently links a community of information providers and distributors with a database that is expected to grow beyond a terabyte in the near future.

SALES, MARKETING AND DISTRIBUTION

     We market our products through a worldwide combination of a direct sales force, partners and distributors. As of July 31, 1999, our sales and marketing organization consisted of 104 employees, of which:

     - 32 are located in our headquarters in Burlington, Massachusetts,

     - 30 are located in sales offices in North America, and

     - 42 are located in sales offices in the United Kingdom, The Netherlands, Belgium, Germany, Norway, the Czech Republic, France, Hong Kong, Singapore and Taiwan.

     We have three types of partners that either sell, or help us sell, our products:

     - Value added reseller partners, or VAR partners, resell our products to customers;

     - Consulting partners introduce new potential customers to us and provide consulting services to our customers; and

     - Independent software vendor partners, or ISV partners, use our products to create their own software products.

     We enter into partnership agreements with our partners which include some or all of the following terms and conditions:

     - Term of agreement is generally one year with subsequent one-year renewals;

     - Grant of license to demonstrate, use and resell SilverStream products;

     - Grant of license to include SilverStream products in partner products;

     - Grant of license to use SilverStream trademarks;

     - Payment to SilverStream of initial and annual partnership fees; and

     - SilverStream product discounts for value added resellers and independent software vendors.

     We derive revenue from our partners as follows:

                                                                  APPROXIMATE      APPROXIMATE       APPROXIMATE
                                                                 PERCENTAGE OF      AGGREGATE       PERCENTAGE OF
                                        APPROXIMATE AGGREGATE    TOTAL REVENUE     REVENUE FOR    TOTAL REVENUE FOR
                        TOTAL NUMBER         REVENUE FOR         FOR YEAR ENDED    SIX MONTHS        SIX MONTHS
                            AS OF             YEAR ENDED          DECEMBER 31,        ENDED             ENDED
   TYPE OF PARTNER      JUNE 30, 1999     DECEMBER 31, 1998           1998        JUNE 30, 1999     JUNE 30, 1999
   ---------------      -------------   ---------------------    --------------   -------------   -----------------
VAR partners..........         86             $1,858,000               27%         $1,552,000            20%
Consulting partners...        186                666,000               10             362,000             5
ISV partners..........         27                123,000                2             502,000             6

     As of June 30, 1999, we had approximately 300 partners.

     Our products are also sold in Japan, South Africa, South America and Spain through distributors who sell our products and provide consulting, training and educational courses to customers in those countries. In Japan, our distributor has translated our products into Kanji. Our products allow customers to create applications in different languages.

     We also have marketing relationships with other companies who have products that work well with our products. Our SilverNet technology partners are comprised of companies who have created commercial products which complement our products or who market and sell these complementary products. As of June 30, 1999, we had 62 SilverNet technology partners, including Actuate, IBM, PeopleSoft, Rational and SAP. We work with SilverNet partners to help make it easier for customers to use our products with the SilverNet partners' products.

     Our marketing programs are designed to attract potential customers so that we, or one of our partners, can demonstrate our products directly to potential customers. We hold many seminars, some with our partners, send out direct mail and attend trade shows, and provide information about our company and our products on our Web site. We also conduct public relations activities, including interviews and demonstrations for industry analysts and product reviewers.

RESEARCH AND DEVELOPMENT

     As of July 31, 1999, we had 52 employees responsible for product development, quality assurance and documentation. Our research and development organization is divided into five teams: server, client, application development, quality assurance and documentation.

     We are very focused on enhancing the scalability, performance and reliability of our Application Server. Our quality assurance department has a dedicated performance and tuning laboratory designed to improve the performance of customers' Web-based applications. This laboratory has the ability to simulate up to 12,000 simultaneous users communicating with SilverStream Application Servers running on as many as 24 processors on a dedicated 100 megabits per second network.

     We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $2.6 million in 1997, $5.1 million in 1998 and $3.3 million in the first six months of 1999. All of our software development costs have been expensed as incurred.

     While we have developed, and expect to continue to develop, most new products and enhancements to existing products internally, we have licensed software technology from third parties.

COMPETITION

     The market for application server software products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. We encounter current or potential competition from a number of sources, including:

     - Vendors of application server products and services;

     - Internally developed applications; and

     - Companies that market business application software.

     Our Application Server competes with application server products from other vendors, including: IBM's WebSphere and Domino server solutions; Sun Microsystems' NetDynamics and Netscape Application Server; Microsoft's Internet Information Server, Active Server pages, Transaction Server and COM technology; BEA Systems' Weblogic and Oracle's Application Server. In addition, we compete with various methods of application distribution and management, including the web browser, and with application server vendors and others that have introduced software distribution capabilities into their products.

     Potential competitors may bundle their products or incorporate an application server component into existing products in a manner that discourages users from purchasing our products. Furthermore, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can.

     We believe the primary factors upon which we compete with vendors of application server software and services are:

     - Product performance and functionality;

     - Ease of use of our products;

     - Ability of our products to handle large volumes of users and transactions;

     - The extent to which our products adhere to industry standards;

     - The ability of our products to run on computer hardware from various manufacturers;

     - The ability of our products to connect to various data sources;

     - Price; and

     - Customer service.

     In addition, we believe our products and services provide shorter development time and lower cost of ownership in comparison to in-house development efforts.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have five patent applications pending in the United States. We cannot predict whether any of these applications will result in any issued patents or, if patents are issued, any meaningful protection. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to "shrinkwrap" and, in some cases, signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

     There can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of Web-based application software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful infringement claim against us and our failure or inability to license the infringed rights or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. The third-party software that we license includes text search software, a database, a Java compiler, a Java runtime environment, an internet browser and an object request broker. These licensed components enhance features in our products but are not critical to the operation of our products. Some of these components are available, at no charge, to our customers from the supplier but are included in our products for customer convenience. In cases where the licensed component provides an operating feature, we believe there are alternative suppliers for the technology who may license their software to us. We also license encryption technology from RSA Data Security under a perpetual agreement that is terminable by either party upon default by the other. RSA is the sole source of this technology and therefore the loss of this license would seriously harm our business. In addition, if we cannot maintain licenses to the other third-party software included in our products, distribution of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

EMPLOYEES

     As of July 31, 1999, we had a total of 252 employees of whom:

     -   52 were in research and development;

     -   104 were in sales and marketing;

     -   73 were in customer service and support; and

     -   23 were in finance and administration.

     Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

PROPERTIES

     Our headquarters are currently located in a leased facility in Burlington, Massachusetts, consisting of approximately 40,000 square feet under a sublease that expires in July 2000. We have also leased offices for sales and support personnel in North America, Europe and Asia.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of SilverStream and their ages and positions as of May 31, 1999 are as follows:

NAME                                        AGE   POSITION
----                                        ---   --------
David R. Skok.............................  43    Chairman of the Board of Directors
David A. Litwack..........................  52    President, Chief Executive Officer and Director
Peter E. Brumme...........................  49    Executive Vice President, Sales and Marketing
Craig A. Dynes............................        Vice President, Chief Financial Officer and
                                            44    Treasurer
Arnold S. Epstein.........................  49    Vice President and Chief Technology Officer
Diane Gordon..............................  40    Vice President, Customer Services
John W. Pearce............................  45    Vice President, International Operations
Kim A. Sheffield..........................  43    Vice President, Research and Development
Timothy Barrows...........................  42    Director
Richard A. D'Amore........................  45    Director
Paul J. Severino..........................  52    Director

     David R. Skok founded SilverStream and has served as our Chairman of the Board of Directors since our inception and as our President and Chief Executive Officer from May 1996 to November 1996. He also served as our Treasurer from May 1996 to June 1999. Before founding SilverStream, Mr. Skok founded Watermark Software, a document management and imaging company, and served as its President and Chief Executive Officer from January 1993 until June 1996, following its acquisition by FileNet. From September 1990 to December 1994, Mr. Skok also served as Chief Executive Officer of Xionics Document Technologies, Inc., a document imaging company. Mr. Skok also currently serves as a director of Xionics.

     David A. Litwack has served as our President and Chief Executive Officer since May 1997, and as a member of our Board of Directors since November 1996. Before joining SilverStream, Mr. Litwack served as Executive Vice President of Sybase Inc., an enterprise software company, from February 1995 to May 1997 and as President of Powersoft Corporation, a client server development tools company, from June 1991 to its acquisition by Sybase in February 1995. In addition, Mr. Litwack is a director of Object Design, Inc., a data management company.

     Peter E. Brumme has served as our Executive Vice President, Sales and Marketing since January 1999 and was our Chief Operating Officer from January 1997 to December 1998. Prior to joining SilverStream, Mr. Brumme served as Chief Operating Officer of Watermark from July 1995 to December 1996 and as Senior Vice President, Sales and Marketing from April 1993 to June 1995.

     Craig A. Dynes has served as our Vice President and Chief Financial Officer since July 1997 and as our Treasurer since June 1999. Prior to joining SilverStream, Mr. Dynes served as Vice President of Finance, Products Group, of Sybase from October 1996 to June 1997. Mr. Dynes served as Vice President of Finance and Operations and Chief Financial Officer of Powersoft from August 1995 to October 1996, and as Chief Financial Officer of Watcom, a compiler software company, from 1992 until July 1995, following its acquisition by Powersoft.

     Arnold S. Epstein has served as our Vice President and Chief Technology Officer since July 1996. Prior to joining SilverStream, Mr. Epstein served as Chief Technical Officer of Watermark from March 1993 to June 1996.

     Diane Gordon has served as our Vice President, Customer Services since January 1999. Prior to joining SilverStream, Ms. Gordon served as Vice President of Operations of Gartner Learning, an independent research company, from March 1997 to September 1998. From March 1991 to February 1997, Ms. Gordon served as Director of Professional Services of Progress Software, a software company.

     John W. Pearce has served as our Vice President, International Sales since January 1997. He also served as our Chief Financial Officer from July 1996 to July 1997. Prior to joining SilverStream, Mr. Pearce served as Vice President, International Sales and Chief Financial Officer of Watermark from January 1993 to June 1996.

     Kim A. Sheffield has served as our Vice President, Research and Development since July 1996. Prior to joining SilverStream, Mr. Sheffield served as Vice President of Research & Development, Powersoft Division of Sybase from February 1995 to June 1996. From 1988 to February 1995, Mr. Sheffield served in various capacities with Powersoft including as Vice President of Engineering from July 1994 to February 1995.

     Timothy Barrows has served as a director of SilverStream since July 1996. Mr. Barrows has been a General Partner of Matrix Partners since 1985.

     Richard A. D'Amore has served as a director of SilverStream since July 1996. Mr. D'Amore has been a General Partner of North Bridge Venture Partners since 1994. He is a director of Solectron Corporation, Veeco Instruments Inc. and Xionics.

     Paul J. Severino has served as a director of SilverStream since May 1999. Mr. Severino has served as the Chairman of NetCentric Corporation, a provider of Internet protocol telephony applications, since August 1997 and Chief Executive Officer since February 1998. Prior to that, he served as NetCentric's Acting Chief Executive Officer from August 1997 to February 1998. He is a founder of Wellfleet Communications, Inc., a supplier of internetworking communication products, where he served as Chairman of the Board from October 1986 to October 1994. From October 1994 to October 1996, he served as Chairman of BayNetworks after its formation from the merger of Wellfleet and Synoptics. Mr. Severino is also a director of Media 100 Inc. and MTDC (Massachusetts Telecommunications Development Corporation).

     Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of SilverStream. Each of the directors serves on the Board of Directors pursuant to the terms of an agreement that will terminate upon the closing of this offering.

ELECTION OF DIRECTORS

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Skok and Barrows will serve in the class whose term expires in 2000; Messrs. Litwack and D'Amore will serve in the class whose term expires in 2001; and Mr. Severino will serve in the class whose term expires in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of SilverStream.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our 1997 Stock Incentive Plan. On April 30, 1999, we granted to Paul J. Severino an option to purchase 25,000 shares of common stock at a per share exercise price of $8.00 under our 1997 Stock Incentive Plan in connection with his joining our Board. Mr. Severino's option was fully vested upon grant.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Barrows, D'Amore and Severino, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices.

     The Audit Committee, which consists of Messrs. Barrows, D'Amore and Severino, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

     The table below sets forth, for the year ended December 31, 1998, the cash compensation earned by (1) our Chairman of the Board, (2) our Chief Executive Officer and (3) each of the four most highly compensated other executive officers who received annual compensation in excess of $100,000, collectively referred to below as the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                              ---------------------
NAME AND PRINCIPAL POSITION                                   SALARY($)    BONUS($)
---------------------------                                   ---------    --------
David R. Skok...............................................  $120,000     $     0
Chairman of the Board of Directors
David A. Litwack............................................   120,000           0
President and Chief Executive Officer
Peter E. Brumme.............................................   125,000      20,000
Executive Vice President, Sales and Marketing
John W. Pearce..............................................   125,000      20,000
Vice President, International Operations
Kim A. Sheffield............................................   120,000      20,000
Vice President, Research and Development
Arnold S. Epstein...........................................   120,000      20,000
Vice President and Chief Technology Officer

     The Board of Directors awarded the cash bonuses to the members of senior management as identified above in recognition of individual performance and the achievement of company goals in 1998.

STOCK OPTIONS

     We have not granted any stock options to our Named Executive Officers.

BENEFIT PLANS

     1997 Stock Incentive Plan. Our 1997 Stock Incentive Plan provides for the issuance of up to 3,500,000 shares of our common stock. The 1997 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards to our officers, employees, directors, consultants and advisors.

     Our Board of Directors has authorized the Compensation Committee to administer the 1997 Stock Incentive Plan. The Compensation Committee selects the recipients of awards and determines:

     - The number of shares of common stock covered by options and the dates upon which such options become exercisable;

     - The exercise price of options;

     - The duration of options; and

     - The number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other acquisition event, our Board of Directors is authorized to provide for outstanding awards to be assumed or substituted for by the acquiror. If the acquiror refuses to assume or substitute for outstanding awards, they will accelerate and become fully exercisable and free of restrictions, prior to consummation of the acquisition event.

     1996 Founders Stock Incentive Plan. Our 1996 Founders Stock Incentive Plan authorized the issuance of up to 3,877,000 shares of our common stock. From May 1996 to April 1997, an aggregate of 3,775,031 shares of common stock was issued under the plan pursuant to founders stock restriction agreements. As of July 31, 1999, an aggregate of 145,394 shares of common stock had been repurchased by SilverStream pursuant to the terms of such agreements. No additional awards may be made under the 1996 Founders Stock Incentive Plan.

     1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan provides for the issuance of up to 300,000 shares of our common stock to participating employees.

     All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

     - Whose customary employment is more than 20 hours per week for more than five months in a calendar year;

     - Who were employed by us prior to July 1, 1999 for the first offering period or for subsequent offering periods, who have been employed by us for at least three months prior to enrolling; and

     - Who are employed on the first day of a designated payroll deduction offering period are eligible to participate in the 1999 Employee Stock Purchase Plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

     To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize us to deduct from one to ten percent of his or her base pay during the offering period. The first offering period will commence on the first date of trading of our common stock on the Nasdaq National Market. The purchase price of the shares for the first offering period is 85% of the initial public offering price or the closing price per share of the common stock on the last day of the offering period, whichever is lower. The purchase price of the shares for the subsequent offering periods is 85% of the closing price per share of the common stock on either the first or last day of the offering period, whichever is lower.

     401(k) Plan.  Our employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our Board of Directors.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK ISSUANCES

     Since our incorporation in May 1996, we have issued and sold shares of preferred stock to the following persons and entities who are our executive officers, directors or principal stockholders. For more detail on shares held by these purchasers, see "Principal Stockholders" on page 51.

                                             SERIES A    SERIES B    SERIES C    SERIES D    AGGREGATE
                                             PREFERRED   PREFERRED   PREFERRED   PREFERRED    PURCHASE
INVESTOR                                       STOCK       STOCK       STOCK       STOCK       PRICE
--------                                     ---------   ---------   ---------   ---------   ----------
David R. Skok..............................   930,000     159,475      56,948      52,632    $2,780,009
David A. Litwack...........................   930,000     178,238      38,185      52,632     2,715,277
Peter E. Brumme............................        --      11,257          --          --        60,000
John W. Pearce.............................        --       9,381          --          --        50,001
Kim A. Sheffield...........................        --       9,381          --          --        50,001
Arnold S. Epstein..........................        --      11,257          --          --        60,000
Craig A. Dynes.............................        --       9,381          --          --        50,001
Matrix Partners IV, L.P.(1)................   870,000     375,235     113,896     134,210     5,145,004
North Bridge Venture Partners, L.P.(2).....   870,000     375,235     113,896     105,263     4,870,008
Funds affiliated with Essex Investment
  Management Co., LLC (3)..................        --          --     455,581     342,105     7,249,999

------------
(1) Composed of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. Matrix IV Management Co., L.P. is the general partner of each of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. Timothy Barrows, a director of SilverStream, is a general partner of Matrix IV Management Co., L.P.

(2) Richard A. D'Amore, a director of SilverStream, is a general partner of North Bridge Venture Management L.P., which is the general partner of North Bridge Venture Partners, L.P.

(3) Composed of Essex Performance Fund, L.P., Essex High Technology Fund, L.P., The New Discovery Fund Limited Ltd., Robertson Foundation and Essex Private Placement Fund, Limited Partnership.

     Series A Financing. On July 9, 1996, August 15, 1996 and November 4, 1996 we issued an aggregate of 3,683,050 shares of Series A preferred stock to six investors, including David R. Skok, David A. Litwack, Matrix and North Bridge. The per share purchase price for our Series A preferred stock was $1.00.

     Series B Financing. On June 16, 1997 and September 12, 1997, we issued an aggregate of 1,500,938 shares of Series B preferred stock to 21 investors, including David R. Skok, David A. Litwack, Peter E. Brumme, John W. Pearce, Kim
A. Sheffield, Arnold E. Epstein, Craig A. Dynes, Matrix and North Bridge. The per share purchase price for our Series B preferred stock was $5.33.

     Series C Financing. On November 6, 1997, December 24, 1997 and March 30, 1998, we issued an aggregate of 1,922,588 shares of Series C preferred stock to 35 investors, including David R. Skok, David A. Litwack, Matrix, North Bridge and Essex. The per share purchase price for our Series C preferred stock was $8.78.

     Series D Financing. On March 1, 1999, April 9, 1999, April 14, 1999 and May 27, 1999, we issued an aggregate of 1,552,632 shares of Series D preferred stock to 23 investors, including David R. Skok, David A. Litwack, Matrix, North Bridge and Essex. The per share purchase price for our Series D preferred stock was $9.50.

COMMON STOCK ISSUANCES


     The following table presents selected information regarding our issuances of common stock to our executive officers. On May 8, 1996, in connection with our incorporation, we issued an aggregate of 1,000 shares of common stock to David R. Skok at a purchase price of $.01 per share. We issued the remaining shares of common stock pursuant to founders stock restriction agreements with each of the executive officers which give us rights to repurchase all or a portion of the shares at their purchase price in the event that the executive officer ceases to be employed by us. Each of the remaining shares issued in 1996 had a purchase price of $.001 per share. Each of the shares issued in 1997 had a purchase price of $.50 per share.


EXECUTIVE OFFICER                                             DATE OF ISSUANCE    NUMBER OF SHARES
-----------------                                             ----------------    ----------------
David R. Skok...............................................      05/08/96               1,000
                                                                  07/09/96           1,122,000
David A. Litwack............................................      11/04/96           1,123,000
Peter E. Brumme.............................................      11/12/96             564,850
John W. Pearce..............................................      08/16/96             347,600
Kim A. Sheffield............................................      08/16/96             347,600
Arnold S. Epstein...........................................      08/16/96             451,880
Craig A. Dynes..............................................      11/02/97              70,000

STOCK OPTION GRANTS


     On March 1, 1999, we granted to Diane Gordon, our Vice President, Customer Services, an option to purchase 40,000 shares of common stock at a per share exercise price of $4.00 under our 1997 Stock Incentive Plan. Ms. Gordon's option shall vest 25% on January 4, 2000 and then quarterly for three years.


     On April 30, 1999, we granted to Craig A. Dynes, our Vice President, Chief Financial Officer and Treasurer, an option to purchase 10,000 shares of common stock at a per share exercise price of $8.00 under our 1997 Stock Incentive Plan. Mr. Dynes' option shall vest 20% on April 30, 2000 and then quarterly for four years.

     On April 30, 1999, we granted to Diane Gordon an option to purchase 5,000 shares of common stock at a per share exercise price of $8.00 under our 1997 Stock Incentive Plan. Ms. Gordon's option shall vest 20% on April 30, 2000 and then quarterly for four years.

     On April 30, 1999, we granted to Paul J. Severino an option to purchase 25,000 shares of common stock at a per share exercise price of $8.00 under our 1997 Stock Incentive Plan in connection with his joining our Board. Mr. Severino's options were fully vested upon grant.

                            ------------------------

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. SilverStream agreed to the material terms of each of the preferred stock issuances set forth above after arms'-length negotiations with previously unaffiliated persons. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of May 31, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

     - Each person who owns beneficially more than 5% of the outstanding shares of our common stock;

     - Each of our directors and the Named Executive Officers; and

     - All of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after May 31, 1999 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o SilverStream Software, Inc., One Burlington Woods, Suite 200, Burlington, Massachusetts 01803.

                                                                                     PERCENTAGE OF
                                                                                         COMMON
                                                                                   STOCK OUTSTANDING
                                                                                  --------------------
                                                             NUMBER OF SHARES      BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED    OFFERING    OFFERING
------------------------------------                        ------------------    --------    --------
Matrix Partners IV, L.P.(1)...............................      1,493,341           10.7%        8.8%
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
North Bridge Venture Partners, L.P........................      1,464,394           10.5         8.6
  950 Winter Street, Suite 4600
  Waltham, MA 02154
Funds affiliated with Essex Investment Management Co.,
  LLC(2)..................................................        797,686            5.7         4.7
  125 High Street
  Boston, MA 02110-2702
David R. Skok(3)..........................................      2,322,055           16.6        13.7
David A. Litwack(4).......................................      2,312,055           16.5        13.6
Peter E. Brumme...........................................        576,107            4.1         3.4
John W. Pearce............................................        356,981            2.6         2.1
Kim A. Sheffield..........................................        356,981            2.6         2.1
Arnold S. Epstein.........................................        453,757            3.2         2.7
Timothy Barrows(1)........................................      1,493,341           10.7         8.8
  c/o Matrix Partners IV, L.P.
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
Richard A. D'Amore(5).....................................      1,464,394           10.5         8.6
  c/o North Bridge Venture Partners, L.P.
  950 Winter Street, Suite 4600
  Waltham, MA 02154
Paul J. Severino(6).......................................         25,000              *           *
All executive officers and directors as a group (11
persons)(7)...............................................      9,440,052           67.4        55.5

------------
 *  Less than 1% of the outstanding common stock.

(1) Composed of 1,418,674 shares held by Matrix Partners IV, L.P. and 74,667 shares held by Matrix IV Entrepreneurs Fund, L.P. Matrix IV Management Co., L.P. is the general partner of each of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. Mr. Barrows, a director of SilverStream, is a general partner of Matrix IV Management Co., L.P. Mr. Barrows disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. except to the extent of his pecuniary interests therein arising from his general partnership interest in Matrix IV Management Co., L.P.

(2) Composed of 192,417 shares held by Essex Performance Fund, L.P., 192,417 shares held by Essex High Technology Fund, L.P., 96,178 shares held by The New Discovery Fund Limited Ltd., 32,099 shares held by Robertson Foundation, and 284,575 shares held by Essex Private Placement Fund, Limited Partnership. Essex Investment Management Co., LLC acts as investment advisor to each of the foregoing entities. Joseph C. McNay is the Principal and Chief Investment Officer of Essex Investment Management Co., LLC and has voting and investment power with respect to such shares.

(3) Includes 1,000,000 shares held by the David R. Skok Irrevocable Trust and 100,000 shares held by the David R. Skok 1997 Irrevocable Family Trust.

(4) Includes 1,123,000 shares held by the Litwack Irrevocable Trust.

(5) Consists of 1,464,394 shares held by North Bridge Venture Partners, L.P. Mr. D'Amore, a director of SilverStream, is a general partner of North Bridge Venture Management L.P., which is the general partner of North Bridge Venture Partners, L.P. Mr. D'Amore disclaims beneficial ownership of the shares held by North Bridge Venture Partners, L.P. except to the extent of his pecuniary interests therein arising from his general partnership interests in North Bridge Venture Management, L.P.

(6) Consists of 25,000 shares of common stock issuable upon the exercise of fully vested stock options.

(7) Includes 25,000 shares of common stock issuable upon the exercise of fully vested stock options.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, the authorized capital stock of SilverStream will consist of 100,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. As of June 30, 1999, there were outstanding:

     - 5,320,208 shares of common stock held by 80 stockholders of record;

     - 8,659,208 shares of convertible preferred stock held by 71 stockholders of record; and

     - Options to purchase an aggregate of 1,401,192 shares of common stock.

     There will be 16,979,416 shares of common stock outstanding upon the closing of this offering.

     The following summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of SilverStream, the holders of common stock are entitled to receive ratably the net assets of SilverStream available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The shares offered by SilverStream in this offering will be fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which SilverStream may designate and issue in the future.

PREFERRED STOCK

     Our Board of Directors will be authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board's ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes. However, this ability could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of SilverStream. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. SilverStream has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     SilverStream is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     SilverStream's certificate of incorporation and by-laws to be effective on the closing of this offering provide:

     - That the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

     - That directors may be removed only for cause by the vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

     - That any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office.

     The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, SilverStream.

     The certificate of incorporation and by-laws to be effective on the closing of this offering also provide that, after the closing of this offering:

     - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

     - Special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the President, or by the Board of Directors. Our by-laws will also provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

     These provisions could delay until the next stockholders' meeting actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

     Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the Board of Directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the Board of Directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be then outstanding.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, based on the number of shares outstanding at June 30, 1999, we will have 16,979,416 shares of common stock outstanding, assuming no exercise of outstanding options. Of these shares, the 3,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 13,979,416 shares of common stock are "restricted securities" under Rule 144. Generally, restricted securities that have been owned for at least two years may be sold immediately after the completion of this offering and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering. Following this offering, 12,357,284 shares will become eligible for sale in the public market beginning 180 days after the date of this prospectus, or earlier with the consent of Morgan Stanley & Co. Incorporated, and 1,692,632 shares will become eligible for sale in the public market at various times following 180 days after the date of this prospectus, subject in each case to the limitations of Rule 144.


SALES OF RESTRICTED SHARES

     In general, under Rule 144 stockholders, including our affiliates, who have beneficially owned shares for at least one year are entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

     Under Rule 144(k), a stockholder who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may sell such shares without compliance with the foregoing requirements. In meeting the holding periods described above, a stockholder can include the holding periods of a prior owner who was not an affiliate. The holding periods described above do not begin until the full purchase price or other consideration is paid by the stockholder. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be sold beginning 90 days after the date of this prospectus (1) by stockholders other than affiliates subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year holding period requirement.

STOCK OPTIONS

     At June 30, 1999, approximately 217,800 shares of common stock were issuable pursuant to vested options granted under our 1997 Stock Incentive Plan, substantially all of which are subject to lock-up agreements with the underwriters.

     We intend to file a registration statement on Form S-8 under the Securities Act within 180 days after the date of this prospectus, to register up to 3,089,792 shares of common stock issuable under our 1997 Stock Incentive Plan, including the 1,401,192 shares of common stock subject to outstanding options as of June 30, 1999. This registration statement is expected to become effective upon filing.

LOCK-UP AGREEMENTS

     SilverStream and our executive officers, directors and other securityholders have entered into lock-up agreements with the underwriters. Without the prior written consent of Morgan Stanley & Co. Incorporated, none of us will sell or transfer shares of common stock during the period ending 180 days after the date of this prospectus. Up to 150,000 shares purchased pursuant to the directed share program are not subject to the lock-up agreements. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed not to consent to any offer for sale, sale or other
                                       55
disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated except that we may, without such consent, grant options and sell shares pursuant to our stock plans.

REGISTRATION RIGHTS

     After this offering, the holders of approximately 10,905,208 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of common stock. Additionally, such holders are also entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense. We are required to use our best efforts to effect any such registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities pursuant to a Form S-1, including the offering made hereby.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase, and SilverStream has agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                NUMBER
NAME                                                          OF SHARES
----                                                          ----------
Morgan Stanley & Co. Incorporated...........................
BancBoston Robertson Stephens Inc. .........................
SG Cowen Securities Corporation.............................

                                                              ----------

          Total.............................................   3,000,000
                                                              ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this offering are subject to the approval of legal matters by their counsel. The underwriters are obligated to take and pay for all of the shares of common stock offered in this offering, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page hereof and part to dealers at a price that represents a
concession not in excess of $          a share under the public offering price.
Any underwriters may allow, and such dealers may reallow, a concession not in
excess of $          a share to other underwriters or to other dealers. After
the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     SilverStream has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this offering. To the extent such option is exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in
full, the total price to public would be $          , the total underwriters'
discounts and commissions would be $          , and the total proceeds to us
would be $          .

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 150,000 of the shares of common stock offered in this offering for our directors, officers, employees and related persons. Individuals purchasing these shares must have a retail account with Morgan Stanley & Co. Incorporated and must commit to the purchase of these shares within one day after the date of this prospectus. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     SilverStream, our directors and executive officers and other securityholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not directly or indirectly:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.


     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "SSSW."


     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We and the underwriters have agreed to indemnify each other against liabilities in connection with this offering, including liabilities under the Securities Act.

     In March, April and May 1999, we sold shares of our Series D Preferred Stock in a private placement. In this private placement, a fund invested in by entities affiliated with Morgan Stanley & Co. Incorporated purchased 105,263 shares of Series D Preferred Stock, which are convertible into 105,263 shares of common stock, for approximately $1,000,000, or $9.50 per share. The fund purchased these shares on the same terms as the other investors in the private placement.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. Consequently, the initial public offering price for the shares of common stock will be determined by negotiations between SilverStream and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

     - our record of operations, our current financial position and future prospects;

     - the experience of our management;

     - sales, earnings and other financial and operating information in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1997 and 1998, and for the period ended December 31, 1996 and each of the two years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                      (This page intentionally left blank)

                          SILVERSTREAM SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Changes in Redeemable Convertible
  Preferred Stock and Stockholders' Equity (Deficit)........  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SilverStream Software, Inc.

     We have audited the accompanying consolidated balance sheets of SilverStream Software, Inc. (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period May 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SilverStream Software, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period May 8, 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
                                          --------------------------------------

Boston, Massachusetts
March 5, 1999, except for Note 13,
  as to which the date is July 23, 1999

                          SILVERSTREAM SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,                           PRO FORMA
                                                            --------------------------     JUNE 30,       JUNE 30,
                                                               1997           1998           1999           1999
                                                            -----------    -----------    -----------    -----------
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $16,649,341    $ 1,198,584    $10,777,706    $10,777,706
  Marketable securities...................................           --      3,330,603        246,690        246,690
  Accounts receivable; net of allowances of $44,660 at
    December 31, 1997, $475,993 at December 31, 1998, and
    $738,403 at June 30, 1999 (unaudited).................      193,255      3,339,667      5,953,127      5,953,127
  Prepaid expenses........................................      317,250        247,413          3,310          3,310
  Other...................................................      267,754        100,930        577,122        577,122
                                                            -----------    -----------    -----------    -----------
         Total current assets.............................   17,427,600      8,217,197     17,557,955     17,557,955
Furniture, equipment and leasehold improvements, net......    1,528,155      1,796,346      2,323,845      2,323,845
Intangibles, (net)........................................           --             --      1,013,273      1,013,273
                                                            -----------    -----------    -----------    -----------
         Total assets.....................................  $18,955,755    $10,013,543    $20,895,073    $20,895,073
                                                            ===========    ===========    ===========    ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................  $   728,653    $ 1,176,190    $ 2,638,400    $ 2,638,400
  Accrued expenses........................................           --        422,749      1,562,061      1,562,061
  Deferred revenue........................................       37,087      1,063,658      2,416,690      2,416,690
  Current portion of long-term debt.......................      313,210        435,820        502,168        502,168
                                                            -----------    -----------    -----------    -----------
         Total current liabilities........................    1,078,950      3,098,417      7,119,319      7,119,319
Long-term debt, less current portion......................      294,727        324,787        681,783        681,783
Commitments and contingencies.............................           --             --             --             --
Redeemable convertible preferred stock:
  Series A redeemable convertible preferred stock, $.001
    par value -- authorized, issued and outstanding
    3,683,050 (liquidation preference $3,683,050).........    3,658,050      3,658,050      3,658,050             --
  Series B redeemable convertible preferred stock, $.001
    par value -- authorized 1,600,000 shares; issued and
    outstanding 1,500,938 (liquidation preference
    $8,000,000)...........................................    7,980,000      7,980,000      7,980,000             --
Stockholders' equity (deficit):
  Series C convertible preferred stock, $.001 par value --
    authorized 2,000,000 shares; issued and outstanding
    1,728,283 at December 31, 1997 and 1,922,588 at
    December 31, 1998 and June 30, 1999, respectively
    (liquidation preference $16,880,323)..................   15,154,325     16,856,323     16,856,323             --
  Series D convertible preferred stock, $.001 par value --
    authorized 1,600,000 shares; issued and outstanding
    1,552,632 at June 30, 1999 (liquidation preference
    $12,475,001) (unaudited)..............................           --             --     14,727,997             --
  Common stock, $.001 par value -- authorized 21,000,000
    shares; issued and outstanding 5,086,391 at December
    31, 1997, 5,206,779 at December 31, 1998, 5,320,208 at
    June 30, 1999 (unaudited) and 13,979,416 at June 30,
    1999 (pro forma)......................................        5,086          5,207          5,320         13,979
  Additional paid-in capital..............................      174,796        365,985      3,404,612     46,618,323
  Deferred compensation...................................           --             --     (1,847,821)    (1,847,821)
  Accumulated deficit.....................................   (9,286,679)   (22,171,726)   (31,513,775)   (31,513,775)
  Other comprehensive loss................................           --             --        (73,235)       (73,235)
  Notes receivable from stockholders......................     (103,500)      (103,500)      (103,500)      (103,500)
                                                            -----------    -----------    -----------    -----------
         Total stockholders' equity (deficit).............    5,944,028     (5,047,711)     1,455,921     13,093,971
                                                            -----------    -----------    -----------    -----------
         Total liabilities and stockholders' equity
           (deficit)......................................  $18,955,755    $10,013,543    $20,895,073    $20,895,073
                                                            ===========    ===========    ===========    ===========

                             See accompanying notes

                          SILVERSTREAM SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                         PERIOD FROM
                                         MAY 8, 1996            YEARS ENDED               SIX MONTHS ENDED
                                        (INCEPTION) TO          DECEMBER 31,                  JUNE 30,
                                         DECEMBER 31,    --------------------------   -------------------------
                                             1996           1997           1998          1998          1999
                                        --------------   -----------   ------------   -----------   -----------
                                                                                             (UNAUDITED)
Revenue:
  Software license....................   $        --     $   248,524   $  5,982,534   $ 1,526,718   $ 5,515,280
  Services............................            --              --        825,365       217,371     2,267,159
                                         -----------     -----------   ------------   -----------   -----------
          Total revenue...............            --         248,524      6,807,899     1,744,089     7,782,439
Cost of revenue:
  Software license....................            --          89,997        767,225       234,213       685,399
  Services............................            --         281,796      1,413,962       519,033     3,166,726
                                         -----------     -----------   ------------   -----------   -----------
          Total cost of revenue.......            --         371,793      2,181,187       753,246     3,852,125
                                         -----------     -----------   ------------   -----------   -----------
Gross profit (loss)...................            --        (123,269)     4,626,712       990,843     3,930,314
Operating expenses:
  Sales and marketing.................        34,532       3,853,766     10,776,396     4,421,760     8,258,392
  Research and development............       849,868       2,622,200      5,069,465     2,429,214     3,341,916
  General and administrative..........       120,398       1,961,205      2,141,187       993,326     1,659,914
  Compensation charge for issuance of
     stock options                                --              --             --            --       190,257
                                         -----------     -----------   ------------   -----------   -----------
          Total operating expenses....     1,004,798       8,437,171     17,987,048     7,844,300    13,450,479
                                         -----------     -----------   ------------   -----------   -----------
Loss from operations..................    (1,004,798)     (8,560,440)   (13,360,336)   (6,853,457)   (9,520,165)
Interest income.......................        53,214         274,331        559,495       295,396       281,104
Interest expense......................            --         (48,986)       (84,206)      (43,409)     (102,988)
                                         -----------     -----------   ------------   -----------   -----------
Net loss..............................   $  (951,584)    $(8,335,095)  $(12,885,047)  $(6,601,470)  $(9,342,049)
Beneficial conversion feature in
  Series D preferred stock............            --              --             --            --      (263,158)
Net loss applicable to common
  stockholders........................   $  (951,584)    $(8,335,095)  $(12,885,047)  $(6,601,470)  $(9,605,207)
                                         ===========     ===========   ============   ===========   ===========
Basic and diluted net loss per share
  applicable to common
  stockholders:.......................   $     (5.12)    $    (10.61)  $      (4.89)  $     (2.83)  $     (2.70)
Weighted-average common shares used in
  computing basic and diluted net loss
  per share:..........................       185,686         785,548      2,632,496     2,334,575     3,551,349
Pro forma basic and diluted net loss
  per share...........................                                 $      (1.33)                $      (.83)
Weighted-average common shares used in
  computing pro forma basic and
  diluted net loss per share..........                                    9,691,693                  11,618,248


                             See accompanying notes

                          SILVERSTREAM SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
   REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                             REDEEMABLE
                                                             CONVERTIBLE               CONVERTIBLE
                                                           PREFERRED STOCK           PREFERRED STOCK           COMMON STOCK
                                                       -----------------------   -----------------------   ---------------------
                                                        SHARES       AMOUNT       SHARES       AMOUNT       SHARES     PAR VALUE
                                                        ------       ------       ------       ------       ------     ---------
Issuance of common stock in May, July, August and
 November 1996.......................................                                                      4,639,367    $4,639
Issuance of Series A preferred stock in July, August
 and November 1996 (net of issuance costs of
 $25,000)............................................  3,683,050   $ 3,658,050
Net loss.............................................
                                                       ---------   -----------   ---------   -----------   ---------    ------
Balance at December 31, 1996.........................  3,683,050     3,658,050                             4,639,367     4,639
Issuance of common stock in April, August, November
 and December 1997...................................                                                        577,914       578
Issuance of Series B preferred stock in June and
 September 1997 (net of issuance costs of $20,000)...  1,500,938     7,980,000
Note issued for purchase of common stock in August
 1997................................................
Repurchase and retirement of common stock in February
 and
 October 1997........................................                                                       (130,890)     (131)
Issuance of Series C preferred stock in November and
 December (net of issuance costs of $20,000).........                            1,728,283   $15,154,325
Net loss.............................................
                                                       ---------   -----------   ---------   -----------   ---------    ------
Balance at December 31, 1997.........................  5,183,988    11,638,050   1,728,283    15,154,325   5,086,391     5,086
Issuance of common stock in January and December
 1998................................................                                                         64,863        65
Issuance of Series C preferred stock in March 1998
 (net of issuance costs of $4,000)...................                              194,305     1,701,998
Exercise of stock options in June through December
 1998................................................                                                         55,525        56
Net loss.............................................
                                                       ---------   -----------   ---------   -----------   ---------    ------
Balance at December 31, 1998.........................  5,183,988    11,638,050   1,922,588    16,856,323   5,206,779     5,207
Issuance of Series D preferred stock in March, April
 and May 1999 (net of issuance costs of $22,000)
 (unaudited).........................................                            1,552,632    14,727,997
Repurchase and retirement of common stock in March
 1999 (unaudited)....................................                                                        (10,754)      (11)
Exercise of stock options in March 1999
 (unaudited).........................................                                                         54,683        54
Issuance of common stock in June 1999 (unaudited)....                                                         69,500        70
Deferred compensation on grant of stock options
 (unaudited).........................................
Amortization of deferred compensation (unaudited)....
Net loss (unaudited).................................
Currency translation adjustment (unaudited)..........
Comprehensive loss (unaudited).......................
                                                       ---------   -----------   ---------   -----------   ---------    ------
Balance at June 30,
 1999 (unaudited)....................................  5,183,988   $11,638,050   3,475,220   $31,584,320   5,320,208    $5,320
                                                       =========   ===========   =========   ===========   =========    ======


                                                                                                      OTHER         NOTES
                                                       ADDITIONAL                                 COMPREHENSIVE   RECEIVABLE
                                                        PAID-IN       DEFERRED     ACCUMULATED       INCOME       FROM SALE
                                                        CAPITAL     COMPENSATION     DEFICIT         (LOSS)        OF STOCK
                                                       ----------   ------------   -----------    -------------   ----------
Issuance of common stock in May, July, August and
 November 1996.......................................
Issuance of Series A preferred stock in July, August
 and November 1996 (net of issuance costs of
 $25,000)............................................
Net loss.............................................                              $  (951,584)
                                                       ----------   -----------    ------------     ---------     ---------
Balance at December 31, 1996.........................                                 (951,584)
Issuance of common stock in April, August, November
 and December 1997...................................  $ 174,796
Issuance of Series B preferred stock in June and
 September 1997 (net of issuance costs of $20,000)...
Note issued for purchase of common stock in August
 1997................................................                                                             $(103,500)
Repurchase and retirement of common stock in February
 and
 October 1997........................................
Issuance of Series C preferred stock in November and
 December (net of issuance costs of $20,000).........
Net loss.............................................                               (8,335,095)
                                                       ----------   -----------    ------------     ---------     ---------
Balance at December 31, 1997.........................    174,796                    (9,286,679)                    (103,500)
Issuance of common stock in January and December
 1998................................................    181,887
Issuance of Series C preferred stock in March 1998
 (net of issuance costs of $4,000)...................
Exercise of stock options in June through December
 1998................................................      9,302
Net loss.............................................                              (12,885,047)
                                                       ----------   -----------    ------------     ---------     ---------
Balance at December 31, 1998.........................    365,985                   (22,171,726)                    (103,500)
Issuance of Series D preferred stock in March, April
 and May 1999 (net of issuance costs of $22,000)
 (unaudited).........................................
Repurchase and retirement of common stock in March
 1999 (unaudited)....................................
Exercise of stock options in March 1999
 (unaudited).........................................     27,619
Issuance of common stock in June 1999 (unaudited)....    972,930
Deferred compensation on grant of stock options
 (unaudited).........................................  $2,038,078   $(2,038,078)
Amortization of deferred compensation (unaudited)....                   190,257
Net loss (unaudited).................................                               (9,342,049)
Currency translation adjustment (unaudited)..........                                               $ (73,235)
                                                                    -----------                     ---------
Comprehensive loss (unaudited).......................
                                                       ----------   -----------    ------------     ---------     ---------
Balance at June 30,
 1999 (unaudited)....................................  $3,404,612   $(1,847,821)   $(31,513,775)    $ (73,235)    $(103,500)
                                                       ==========   ===========    ============     =========     =========


                                                           TOTAL
                                                       STOCKHOLDERS'
                                                          EQUITY
                                                         (DEFICIT)
                                                       -------------
Issuance of common stock in May, July, August and
 November 1996.......................................  $      4,639
Issuance of Series A preferred stock in July, August
 and November 1996 (net of issuance costs of
 $25,000)............................................
Net loss.............................................      (951,584)
                                                       ------------
Balance at December 31, 1996.........................      (946,945)
Issuance of common stock in April, August, November
 and December 1997...................................       175,374
Issuance of Series B preferred stock in June and
 September 1997 (net of issuance costs of $20,000)...
Note issued for purchase of common stock in August
 1997................................................      (103,500)
Repurchase and retirement of common stock in February
 and
 October 1997........................................          (131)
Issuance of Series C preferred stock in November and
 December (net of issuance costs of $20,000).........    15,154,325
Net loss.............................................    (8,335,095)
                                                       ------------
Balance at December 31, 1997.........................     5,944,028
Issuance of common stock in January and December
 1998................................................       181,952
Issuance of Series C preferred stock in March 1998
 (net of issuance costs of $4,000)...................     1,701,998
Exercise of stock options in June through December
 1998................................................         9,358
Net loss.............................................   (12,885,047)
                                                       ------------
Balance at December 31, 1998.........................    (5,047,711)
Issuance of Series D preferred stock in March, April
 and May 1999 (net of issuance costs of $22,000)
 (unaudited).........................................    14,727,997
Repurchase and retirement of common stock in March
 1999 (unaudited)....................................           (11)
Exercise of stock options in March 1999
 (unaudited).........................................        27,673
Issuance of common stock in June 1999 (unaudited)....       973,000
Deferred compensation on grant of stock options
 (unaudited).........................................
Amortization of deferred compensation (unaudited)....       190,257
Net loss (unaudited).................................    (9,342,049)
Currency translation adjustment (unaudited)..........       (73,235)
                                                       ------------
Comprehensive loss (unaudited).......................    (9,415,284)
                                                       ------------
Balance at June 30,
 1999 (unaudited)....................................  $  1,455,921
                                                       ============

                             See accompanying notes

                          SILVERSTREAM SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      PERIOD FROM
                                                      MAY 8, 1996            YEARS ENDED                SIX MONTHS ENDED
                                                     (INCEPTION) TO          DECEMBER 31,                   JUNE 30,
                                                      DECEMBER 31,    --------------------------   --------------------------
                                                          1996           1997           1998           1998          1999
                                                     --------------   -----------   ------------   ------------   -----------
                                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................    $ (951,584)    $(8,335,095)  $(12,885,047)  $ (6,601,470)  $(9,342,049)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization....................        29,750         345,494        724,045        328,421       541,235
  Provision for allowances on accounts
    receivable.....................................            --          44,660        431,333        119,086       262,410
  Operating expenses paid with issuance of
    preferred stock................................        83,050          79,998             --             --            --
  Operating expenses paid with issuance of common
    stock..........................................            --          20,700        181,952         22,500            --
  Compensation charge for issuance of stock
    options........................................            --              --             --             --       190,257
  Changes in operating assets and liabilities:
    Accounts receivable............................            --        (237,915)    (3,577,745)    (1,545,511)   (2,875,870)
    Prepaid expenses...............................       (13,671)       (303,579)        69,837        (46,936)      244,103
    Other current assets...........................            --              --        166,824        166,158      (476,192)
    Other non-current assets.......................            --              --             --             --      (735,273)
    Accounts payable and accrued expenses..........        75,413         385,486        870,286         23,632     2,601,522
    Deferred revenue...............................            --          37,087      1,026,571        790,762     1,353,032
                                                       ----------     -----------   ------------   ------------   -----------
Net cash used in operating activities..............      (777,042)     (7,963,164)   (12,991,944)    (6,743,358)   (8,236,825)
                                                       ----------     -----------   ------------   ------------   -----------
INVESTING ACTIVITIES
Purchase of furniture and equipment................      (338,587)     (1,564,812)      (992,236)      (486,339)   (1,068,734)
Sale (purchase) of available-for-sale securities...            --              --     (3,330,603)    (6,807,351)    3,083,913
                                                       ----------     -----------   ------------   ------------   -----------
Net cash provided by (used in) investing
  activities.......................................      (338,587)     (1,564,812)    (4,322,839)    (7,293,690)    2,015,179
                                                       ----------     -----------   ------------   ------------   -----------
FINANCING ACTIVITIES
Net proceeds from issuance of preferred stock......     3,575,000      23,054,327      1,701,998      1,701,993    14,727,997
Net proceeds from issuance of common stock.........         4,639          51,043          9,358            213       722,662
Proceeds from line of credit.......................       269,914         513,110        602,317        602,317       673,264
Payments on long-term debt.........................            --        (175,087)      (449,647)      (199,727)     (249,920)
                                                       ----------     -----------   ------------   ------------   -----------
Net cash provided by financing activities..........     3,849,553      23,443,393      1,864,026      2,104,796    15,874,003
                                                       ----------     -----------   ------------   ------------   -----------
Effects of exchange rate on cash and cash
  equivalents......................................            --              --             --             --       (73,235)
Net increase (decrease) in cash and cash
  equivalents......................................     2,733,924      13,915,417    (15,450,757)   (11,932,252)    9,579,122
Cash and cash equivalents at beginning of period...            --       2,733,924     16,649,341     16,649,341     1,198,584
                                                       ----------     -----------   ------------   ------------   -----------
Cash and cash equivalents at end of period.........    $2,733,924     $16,649,341   $  1,198,584   $  4,717,089   $10,777,706
                                                       ==========     ===========   ============   ============   ===========
SUPPLEMENTAL INFORMATION
Cash paid during the period for:
  Income taxes.....................................    $       --     $       456   $     14,283   $      2,392   $        --
                                                       ==========     ===========   ============   ============   ===========
  Interest.........................................    $       --     $    48,986   $     84,206   $     43,409   $    31,504
                                                       ==========     ===========   ============   ============   ===========

                            See accompanying notes.

                          SILVERSTREAM SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

     SilverStream Software, Inc. (the Company) was incorporated on May 8, 1996. The Company is a global provider of application server software and services that enable businesses and other large organizations to create, deploy and manage software applications for intranets, extranets and the Internet. The Company markets their software worldwide and has sales offices in the United Kingdom, The Netherlands, Belgium, Germany, Norway, the Czech Republic, France, Hong Kong, Singapore and Taiwan.

     The market for application server software has only recently begun to develop, is rapidly evolving and will likely have an increasing number of competitors. The market is marked by rapid technological change, frequent new product introductions and enhancements and evolving industry standards. The Company's future financial performance will depend on the market's acceptance of its application server products and the Company's ability to successfully introduce enhancements to their application server products and to expand its operations to meet the evolving customer needs within the industry.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its international subsidiaries, all of which are wholly owned, located in Europe and Asia. All intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

  USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company accounts for cash equivalents and marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity (deficit). As of December 31, 1998 and March 31, 1999, the Company's marketable securities consisted of investment-grade corporate bonds.

     As of December 31, 1998, the Company's marketable securities had the following contractual maturities.

Within 1 year...............................................  $3,083,913
After 1 year through 5 years................................     246,690
                                                              ----------
                                                              $3,330,603
                                                              ==========

                          SILVERSTREAM SOFTWARE, INC.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable. Concentration of credit risk with respect to marketable securities is limited as marketable securities are primarily investment-grade corporate bonds with high-credit, quality financial institutions.

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of companies comprising the Company's customer base. On-going credit evaluations of customers' financial condition are performed and collateral is generally not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

  FURNITURE AND EQUIPMENT

     Furniture and equipment is stated at cost. Depreciation is computed by use of the straight-line method over the following estimated useful lives:

Leasehold improvements........................
                                                   Lesser of remaining
                                                  lease-term or useful
                                                          life
Furniture and fixtures........................
                                                         5 years
Computer equipment and software...............
                                                         3 years
Telephone equipment...........................
                                                         3 years

  ADVERTISING COSTS

     The Company expenses advertising costs as incurred. Advertising costs were $0, $187,000 and $858,000 for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively, and $506,000 and $219,000 for the six months ended June 30, 1998 and 1999, respectively.

  CAPITALIZED SOFTWARE

     Capitalization of software development costs under SFAS No. 86 begins upon the establishment of technological feasibility. Technological feasibility is established upon the completion of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant. Therefore, through December 31, 1998 and June 30, 1999, all research and development costs have been expensed as incurred.

  REVENUE RECOGNITION

     Revenue recognition from software license fees and from sales of software products is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable. Update assurance agreements represent the right to receive unspecified upgrades on an if-and-when available basis. Fees from update assurance agreements, which are separately negotiated and priced, are deferred and recognized on a straight-line basis over the life of the related agreement, which is typically one year.

                          SILVERSTREAM SOFTWARE, INC.

     Services revenue is primarily comprised of revenue from consulting, technical support and education services. Services revenue from consulting and education is billed on a time and materials basis and is recognized as the services are performed. Technical support revenue is deferred and recognized on a straight-line basis as service revenue over the life of the related agreement, which is typically one year.

     Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue and recognized as the services are delivered.

     Revenue derived from arrangements with resellers of our products is not recognized until the software is shipped to the customer.


     Sales to independent software vendors are deferred and recognized on a straight line basis as product revenue over the life of the agreement, which is typically one year, since the only undelivered element under these agreements is service for which no pattern of performance is discernible. ISV-related Partner fees are deferred and recognized on a straight line basis as an offset to the related expenses over the life of the agreement, which is typically one year, since the Company considers such fees to be reimbursement for costs incurred, primarily marketing support, in connection with its ISV partner program.


     Customer returns are estimated and accrued for as a percentage of net product revenues based upon historical trends.

     The Company adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition" and SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition," as of January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1.

     The Company will adopt SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 98-4 to extend the period of deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 97-2 are effective for transactions entered into in fiscal years beginning after March 15, 1999.

     The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on the Company's financial results. In addition, the Company believes that the adoption of SOP 98-9 will not have a material impact on the Company's financial results.

  LICENSING AGREEMENTS

     The Company has entered into various licensing agreements with third-party software and technology companies, primarily for encryption technology, requiring royalty payments which are based on either a percentage of product revenue or per unit sales. Royalty expenses, which are charged to cost of revenue under these license agreements, totaled $168,000 for the year ended December 31, 1998, and $20,000 and $119,000 for the six months ended June 30, 1998 and 1999, respectively. Prepaid royalties related to these licensing agreements were $183,000 and $113,000 for the years ended December 31, 1997 and 1998, respectively, and $217,000 and $316,000 for the periods ended June 30, 1998 and 1999, respectively.

  EARNINGS PER SHARE

     The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share". SFAS 128 requires calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding and excludes any dilutive effects of warrants, stock options, common stock subject to repurchase or other type securities. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding and the dilutive effect of warrants, stock options, and related securities calculated using the

                          SILVERSTREAM SOFTWARE, INC.

treasury stock method. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

  INCOME TAXES

     The Company provides for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable and accounts payable and long term debt, are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. The carrying value of these financial instruments approximated their fair value at December 31, 1997 and 1998 due to the short term nature of these instruments and the variable interest rate on the long term debt.

  FOREIGN CURRENCY TRANSLATIONS

     Financial statements of foreign subsidiaries are translated into U.S. dollars at the exchange rate as of the balance sheet dates, with the exception of revenues, costs and expenses. All revenues, costs and expenses are translated at a weighted-average of exchange rates in effect during the year. Net exchange gains or losses resulting from the translation of the foreign financial statements are recorded as a separate component of comprehensive income. Transaction adjustments for all foreign subsidiaries are included in income.

  STOCK COMPENSATION ARRANGEMENTS

     The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has continued to account for employee stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and has included the pro forma disclosures required by SFAS No. 123 for all periods presented.

  NON-MONETARY TRANSACTIONS

     The Company has entered into certain non-monetary transactions involving the issuance of preferred or common stock in consideration for professional and marketing services provided to the Company by third parties. The Company has accounted for these non-monetary transactions in accordance with SFAS No. 123. All transactions are accounted for based on the fair value of the goods or services received or on the fair value of the equity instruments issued, whichever is more reliably measurable. All expenses related to non-monetary transactions were recognized in the period incurred.

  COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in shareholders'

                          SILVERSTREAM SOFTWARE, INC.

equity, to be included in other comprehensive income. Prior to the three-month period ended March 31, 1999, amounts pertaining to comprehensive income were not material and have therefore not been separately stated.

  SEGMENT REPORTING

     Effective January 1, 1998, the Company adopted the SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 superseded SFAS No. 14, "Financial Reporting for Segment of a Business Enterprise." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in interim financial reports. The Company views its operations and manages its business as one segment: the development and delivery of application server solutions, that include software and related products and services. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance. The adoption of SFAS 131 did not affect results of operation or financial position, but did affect the disclosure of segment information. See
Note 11.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial information at June 30, 1999 and for the six months ended June 30, 1998 and 1999, all of which is unaudited, was prepared by the Company on a basis consistent with the audited financial statements. In management's opinion, such information reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

  UNAUDITED PRO FORMA BALANCE SHEET

     Upon an initial public offering of the Company's common stock, each outstanding share of Series A, B, C, and D convertible preferred stock will be converted into one share of common stock. This reclassification has been reflected in the unaudited pro forma balance sheet as of June 30, 1999.

  UNAUDITED PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

     The unaudited pro forma basic and diluted net loss per share is computed using the weighted-average number of outstanding common shares assuming conversion of all preferred shares into common shares (at date of original issuance), which will occur upon completion of the initial public offering, as contemplated herein. Common share equivalents are excluded from the calculation as their effect is anti-dilutive.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standard Executive Committee ("AcSEC") issued SOP 98-1, "Accounting of the Costs of Computer Software Developed or Obtained for Internal Use." The adoption of SOP 98-1, which is effective for SilverStream beginning January 1, 1999, did not have a material effect on SilverStream's financial condition or results of operations.

     In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 is effective for SilverStream's calendar year 1999 financial statements and the adoption did not have a material effect on SilverStream financial condition or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities." The Company is currently analyzing the effect, if any, the standard will have on its financial condition or results of operations.

                          SILVERSTREAM SOFTWARE, INC.

3.  FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements consists of the following:

                                                     DECEMBER 31,
                                               -------------------------     JUNE 30,
                                                  1997          1998           1999
                                               ----------    -----------    -----------
                                                                            (UNAUDITED)
Furniture and fixtures.......................  $  360,315    $   502,821    $   443,804
Computer equipment and software..............   1,302,285      2,051,809      3,077,767
Telephone equipment..........................     150,067        162,205        163,306
Leasehold improvements.......................      90,732        178,800        279,492
                                               ----------    -----------    -----------
                                                1,903,399      2,895,635      3,964,369
Less accumulated depreciation and
  amortization...............................    (375,244)    (1,099,289)    (1,640,524)
                                               ----------    -----------    -----------
                                               $1,528,155    $ 1,796,346    $ 2,323,845
                                               ==========    ===========    ===========

4.  ACCRUED EXPENSES

     Accrued expenses include the following:

                                                             DECEMBER 31,     JUNE 30,
                                                                 1998           1999
                                                             ------------     --------
                                                                             (UNAUDITED)
Fringe benefits............................................    $124,337      $  482,718
Occupancy..................................................     130,507         480,177
Professional fees..........................................      66,387          83,829
Bonus......................................................      19,996         239,998
Other......................................................      81,522         275,339
                                                               --------      ----------
                                                               $422,749      $1,562,061
                                                               ========      ==========

5.  DEBT

  LONG-TERM DEBT

     Under the terms of a credit facility, negotiated in 1996 and expiring March 1, 2000, borrowings of approximately $501,598 and $295,286 converted fully into separate term loans on March 31, 1997 and September 30, 1997, respectively. Principal repayments began April 1, 1997 and October 1, 1997 in 30 equal monthly payments. Interest on the loans accrues at prime rate plus 0.5% (8.25% at December 31, 1998) and is payable monthly in arrears. The outstanding balance under the facility at December 31, 1997 and 1998 and June 30, 1999 was $607,937, $308,870 and $159,336, respectively.

     Under terms of a credit facility, negotiated in 1997 and expiring March 1, 2001, borrowings of approximately $602,000 converted fully into a term loan on March 31, 1998. Principal repayments began April 1, 1998 in 36 equal monthly payments. Interest on the loan accrues at prime rate plus 0.5% and is payable monthly in arrears. The outstanding balance under the facility at December 31, 1998 and June 30, 1999 was $451,737 and $351,351, respectively.

     Borrowings under the terms of both credit facilities are secured by substantially all the Company's tangible assets.

                          SILVERSTREAM SOFTWARE, INC.

     The aggregate maturities of long term debt are as follows:

1999............................................    $435,820
2000............................................     274,594
2001............................................      50,193
                                                    --------
                                                    $760,607
                                                    ========

  LINE OF CREDIT

     The Company currently has a $750,000 line of credit with its bank for the purpose of financing equipment purchases. The line of credit converts fully into a term loan on October 31, 1999. Principal repayments begin on November 1, 1999 in 36 equal monthly payments. Interest on the loan accrues at prime plus 0.5% and is payable monthly. Borrowings are secured by substantially all the Company's tangible assets. The loan contains restrictive covenants which include, among other restrictions, maintaining minimum tangible net worth requirements, and limitations on incurring additional indebtedness and paying cash dividends. There was $673,263 outstanding under the line of credit at June 30, 1999.

6.  LEASES

     The Company leases office space and certain equipment under operating leases expiring through April 2003. Future minimum payments under noncancelable operating leases are as follows:

1999...........................................    $1,184,150
2000...........................................       535,114
2001...........................................        31,876
2002...........................................        29,604
2003...........................................         2,415
                                                   ----------
Total minimum lease payments...................    $1,783,159
                                                   ==========

     Rent expense charged to operations for the period ended December 1996, and the years ended December 1997 and 1998 was $41,000, $336,000 and $602,000,
respectively, and for the six months ended June 30, 1998 and 1999 was $202,000 and $546,000, respectively.

7.  EMPLOYEE BENEFITS

RESTRICTED STOCK ISSUED TO FOUNDER

     In May and July 1996, the Company sold 1,123,000 shares of common stock to the founder pursuant to a founders stock restriction agreement at the fair value of the stock at the date of the issuance. The shares were issued in the name of the founder, who has all rights of a stockholder, subject to certain repurchase and transfer provisions. If the founder ceases to be employed by the Company, the Company shall have the option to repurchase from the founder a portion of the shares based upon a predetermined formula. In addition, the founder shall not sell any of the shares that are subject to repurchase by the Company.

     An aggregate of 617,650 shares, 393,050 shares and 280,750 shares of common stock are subject to repurchase at December 31, 1997 and 1998, and June 30, 1999, respectively.

  1996 FOUNDERS STOCK INCENTIVE PLAN

     In May 1996, the Company adopted the 1996 Founders Stock Incentive Plan (the 1996 Plan) covering all eligible employees, officers, directors consultants and advisors. At inception of the 1996 Plan,

                          SILVERSTREAM SOFTWARE, INC.

the Company authorized the issuance of up to 3,877,000 shares of common stock. The Company issued and sold an aggregate of 3,775,031 shares of common stock under the 1996 Plan pursuant to founders stock restriction agreements at the fair value of the stock at the date of the issuance. The shares were issued in the name of the employee, who has all rights of a stockholder, subject to certain repurchase and transfer provisions. If the employee ceases to be employed by the Company, the Company shall have the option to repurchase from the employee a portion of the shares based upon a predetermined formula. In addition, the employee shall not sell any of the shares that are subject to repurchase by the Company. An aggregate of 145,394 shares of common stock have been repurchased by the Company under the 1996 Plan and retired.


     An aggregate of 2,235,839 shares, 1,436,707 shares and 1,063,434 shares of common stock are subject to repurchase at December 31, 1997 and 1998, and June 30, 1999, respectively.

  1997 STOCK INCENTIVE PLAN


     In February 1997, the Company adopted the 1997 Stock Incentive Plan (the 1997 Plan) covering all eligible employees, officers, directors, consultants and advisors. As of December 31, 1998 the Company has reserved 1,305,719 shares of common stock for issuance under the 1997 Plan. As of June 30, 1999, the Company authorized the issuance of up to 3,500,000 shares of common stock under the 1997 Plan. Under the 1997 Plan, the Company may grant stock options to purchase shares of the Company's common stock, restricted common stock awards and other stock-based awards having terms and conditions at the discretion of the Company's Board of Directors. The prices, terms and vesting periods of stock awards under the 1997 Plan are determined by the Board of Directors at the date of the grant. The 1997 Plan also contains provisions which stipulate that upon an acquisition event the Board of Directors is authorized to determine that any stock option, restricted stock or other stock-based award granted under the 1997 Plan may become immediately exercisable in full or in part.


     The Company issued and sold an aggregate of 300,000 shares of common stock under the 1997 Plan pursuant to founders stock restriction agreements at the fair value of the stock at the date of issuance. The shares are issued in the name of the employee, who has all rights of a stockholder, subject to certain repurchase and transfer provisions. If the employee ceases to be employed by the Company, the Company shall have the option to repurchase from the employee a portion of shares based upon a predetermined formula. In addition, the employee shall not sell any of the shares that are subject to repurchase by the Company.

     An aggregate of 300,000 shares, 160,875 shares and 143,000 shares of common stock are subject to repurchase at December 31, 1997 and 1998, and June 30, 1999.


     In March 1999, options to purchase an aggregate of 201,450 shares of common stock which vest over a five year period were granted to employees with an exercise price of $4.00 per share. In April 1999, options to purchase an aggregate of 11,600 and 215,450 shares of common stock which vest over a five year period were granted to employees with an exercise price of $6.00 and $8.00 per share, respectively. Additionally, on April 30, 1999, an option to purchase an aggregate of 25,000 shares of common stock which vested immediately was granted to a director with an exercise price of $8.00 per share. In May 1999, options to purchase an aggregate of 113,250 shares of common stock which vest over a five year period were granted to employees with an exercise price of $8.00 per share. In June 1999, options to purchase an aggregate of 27,000 shares of common stock which vest over a five-year period were granted to employees with an exercise price of $10.00 per share.


     The Company has recorded deferred compensation of $2,038,078 relating to these option grants, which is being charged ratably to operations over the vesting period of the options.

                          SILVERSTREAM SOFTWARE, INC.

     The Company holds notes receivable totaling $103,500 from employees at December 31, 1997 and 1998, and at June 30, 1998 and 1999. These notes arose from transactions in September 1997 whereby the Company loaned the employees money to purchase an aggregate of 207,000 shares of the Company's common stock at the then fair market value. The notes receivable are fully recourse to the employees and are due to be paid in full, with accrued interest at the rate of 6.39% per annum, on August 26, 2002. These notes receivable are shown as a reduction in stockholders' equity in the accompanying balance sheets.

  401(K) PLAN

     The Company has a 401(k) plan (the Plan), whereby eligible employees may contribute up to 15% of their compensation, subject to limitations established by the Internal Revenue Code. The Company may also contribute a discretionary matching contribution, to each such participant's deferred compensation equal to a discretionary percentage determined by the Company. As of June 30, 1999, the Company had not made any discretionary matching contributions in any of the fiscal periods presented.

  STOCK OPTION DISCLOSURES

     The Company has adopted the disclosure provisions only of SFAS 123. The fair values for these options were estimated at the date of grant using the minimum value method with the following assumptions:

                                                                   SIX MONTHS
                                                  YEARS ENDED        ENDED
                                                  DECEMBER 31,      JUNE 30,
                                                  ------------    ------------
                                                  1997    1998    1998    1999
                                                  ----    ----    ----    ----
                                                                  (UNAUDITED)
Expected life (years)...........................  4.97    5.35    5.17    5.16
Risk free interest rate.........................  5.66%   4.75%    5.5%   5.25%
Dividend yield..................................    --      --      --      --

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                    YEARS ENDED                SIX MONTHS ENDED
                                                    DECEMBER 31,                   JUNE 30,
                                             --------------------------   ---------------------------
                                                1997           1998           1998           1999
                                             -----------   ------------   ------------   ------------
                                                                                  (UNAUDITED)
Pro forma net loss.........................  $(8,351,473)  $(12,996,310)  $(6,662,982)   $(9,675,132)
Pro forma net loss per share...............  $    (10.63)  $      (4.94)  $     (2.85)   $     (2.80)

     Compensation expense under SFAS 123 for 1997 and 1998 is not representative of future expense, as it includes one and two years of expense, respectively. In future years, the effect of determining compensation cost using the fair value method will include additional vesting and associated expense.

                          SILVERSTREAM SOFTWARE, INC.

     Option activity under the 1997 Plan is summarized below:


                                           YEARS ENDED DECEMBER 31,
                                    ---------------------------------------     SIX MONTHS ENDED
                                           1997                 1998             JUNE 30, 1999
                                    ------------------   ------------------   --------------------
                                              WEIGHTED             WEIGHTED               WEIGHTED
                                              AVERAGE              AVERAGE                AVERAGE
                                              EXERCISE             EXERCISE               EXERCISE
                                    OPTIONS    PRICE     OPTIONS    PRICE      OPTIONS     PRICE
                                    -------   --------   -------   --------    -------    --------
                                                                                  (UNAUDITED)
    Outstanding, beginning of
      year........................       --       --     607,000    $ .34       895,175    $ 1.15
    Granted.......................  614,000     $.34     381,950     2.21       593,750      6.69
    Expired or canceled...........   (7,000)     .20     (38,250)     .37       (33,050)     1.32
    Exercised.....................       --              (55,525)     .17       (54,683)      .32
                                    -------              -------              ---------
    Outstanding, end of year......  607,000      .34     895,175     1.15     1,401,192      3.53
                                    =======              =======              =========
    Exercisable at end of year....       --              159,850                217,800
    Available for future grants...  398,719               55,019              1,688,600
    Weighted-average fair value of
      options granted during
      year........................              $.33                $2.16                  $10.08


     The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 1998:

                           OPTIONS OUTSTANDING
                  -------------------------------------
                                 WEIGHTED-
                                  AVERAGE     WEIGHTED-                 WEIGHTED-
                                 REMAINING     AVERAGE                   AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
---------------   -----------   -----------   ---------   -----------   ---------
$ .02 - $ .20       162,475     6.79 Years      $ .07        30,525       $.08
        $ .50       363,750     5.89 Years        .50       127,225        .50
        $ .90       137,500     7.99 Years        .90         2,100        .90
        $3.00       241,450     9.23 Years       3.00            --         --
                    -------                                 -------
$ .02 - $3.00       905,175     7.26 Years      $1.15       159,850       $.43
                    =======                                 =======

8.  PREFERRED STOCK

     In July, August and November 1996, the Company sold 3,683,050 shares of Series A redeemable convertible preferred stock, par value $.001, at $1.00 per share. Proceeds to the Company were $3,575,000 (net of $25,000 of issuance costs).

     In June and September 1997, the Company sold 1,500,938 shares of Series B redeemable convertible preferred stock, par value $.001, at $5.33 per share. Proceeds to the Company were $7,900,002 (net of $20,000 of issuance costs).

     In November and December 1997, the Company sold 1,728,283 shares of Series C convertible preferred stock, par value $.001, at $8.78 per share. Proceeds to the Company were $15,154,325 (net of $20,000 of issuance costs).

     In March 1998, the Company sold 194,305 shares of Series C convertible preferred stock, par value $.001, at $8.78 per share. Proceeds to the Company were $1,701,998 (net of $4,000 of issuance costs).

     The Company has reserved up to 8,659,208 shares of its common stock for issuance upon conversion of the preferred stock.

                          SILVERSTREAM SOFTWARE, INC.

     Significant features of the Series A, B and C preferred stocks are as follows:

  CONVERSION

     As more fully described in the Company's amended Certificate of Incorporation, each share of preferred stock is convertible at the shareholder's option into such number of shares of common stock as determined by a conversion factor, as defined. The preferred stock will automatically convert upon the closing of a qualified public offering of the Company's common stock, as defined.

  REDEMPTION

     At the written request of the holders of a majority of the outstanding shares of Series A and Series B preferred stock, the Company will redeem a specified percentage of the Series A and Series B preferred stock on December 31, 2001, 2002 and 2003, respectively. The price per share to be paid to the Series A and Series B preferred stockholders shall be $1.00 and $5.33, respectively, plus any dividends declared but unpaid.

  DIVIDENDS

     The holders of preferred stock shall be entitled to receive, when and if declared by the Board of Directors of the Company, dividends in the same amount per share as would be payable on the number of shares of common stock into which the preferred stock is then convertible, payable in preference and priority to payment of any cash dividend on common stock.

  VOTING

     Shares of preferred stock are entitled to a number of votes on any matter put before the shareholders of the Company equal to the number of shares of common stock into which they are convertible.

  LIQUIDATION

     Upon liquidation of the Company, holders of Series A, Series B and Series C preferred stock shall be first entitled, before any distribution or payment is made to holders of common stock, to be paid $1.00, $5.33 and $8.78 per share, respectively, plus any declared and unpaid dividends thereon.

9.  NON-MONETARY TRANSACTIONS

     In August 1996, the Company issued 83,050 shares of its Series A redeemable convertible preferred stock in consideration for $83,050 of fees for personnel placement services. The transaction was accounted for by recognizing professional fees expense of $83,050 and increasing the preferred stock balance by the same amount.

     In June 1997, the Company issued 15,009 shares of its Series B redeemable convertible preferred stock in consideration for $79,998 of fees for marketing services. The transaction was accounted for by recognizing marketing expense of $79,998 and increasing the preferred stock balance by the same amount.

     In September 1997, the Company issued 207,000 shares of common stock in exchange for interest bearing notes of $103,500 and cash of $11,500 (see Note
7).

     In November 1997, the Company entered into an agreement to issue up to 48,000 shares of its common stock in consideration of software services and co-marketing efforts. The Company has issued 48,000 shares under the agreement. The transaction was accounted for by recognizing marketing expense of $43,200 and increasing the common stock balance by the same amount.

                          SILVERSTREAM SOFTWARE, INC.

     In September 1998, the Company issued 39,863 shares of its common stock in consideration for $159,452 of fees for marketing services. The transactions were accounted for by recognizing total marketing expense of $159,452 and increasing the common stock balance by the same amount.

10.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance has been established to reflect the uncertainty of future taxable income to utilize available tax loss carryforwards and other deferred tax assets. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1997           1998
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforward.........................  $ 3,700,000    $ 8,900,000
  Research and development credit carryforward............      150,000        350,000
  Other...................................................       67,000        146,000
Deferred tax liabilities:
  Depreciation............................................     (135,000)      (247,000)
                                                            -----------    -----------
                                                              3,782,000      9,149,000
  Less valuation allowance for deferred tax assets........   (3,782,000)    (9,149,000)
                                                            -----------    -----------
Total.....................................................  $        --    $        --
                                                            ===========    ===========

     As of December 31, 1998, the Company has net operating loss carryforwards and research and development tax carryforwards of approximately $22,300,000 and $350,000, respectively, available to offset future Federal taxable income. These carryforwards begin to expire in 2012 and may be subject to certain limitations.

11.  SEGMENT AND GEOGRAPHIC INFORMATION

     As discussed in Note 2, the Company operates in one business segment: the development and delivery of application server software and related software products and services. In making this determination, the Company considered the information which management uses to oversee the Company's operations as well as the manner in which the business is managed.

     Foreign operations in 1998 were conducted in four countries in Europe. During the first six months of 1999, foreign operations were expanded. Operations are currently conducted in six countries in Europe and three countries in the Asia Pacific region.

     Revenues by geographic region are as follows:

                            PERIOD FROM
                            MAY 8, 1996
                           (INCEPTION) TO   YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                            DECEMBER 31,    -------------------------   -------------------------
                                1996           1997          1998          1998          1999
                           --------------   -----------   -----------   -----------   -----------
                                                                               (UNAUDITED)
United States............     $     --      $  181,017    $4,999,717    $1,023,022    $5,228,455
Other....................           --          67,507     1,808,182       721,067     2,553,984
                              --------      ----------    ----------    ----------    ----------
Total....................     $     --      $  248,524    $6,807,899    $1,744,089    $7,782,439
                              ========      ==========    ==========    ==========    ==========

                          SILVERSTREAM SOFTWARE, INC.

     Total long lived assets by geographic region are as follows:

                                   YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------   -------------------------
                                1996           1997         1998         1998          1999
                           --------------   ----------   ----------   -----------   -----------
                                                                             (UNAUDITED)
United States............     $308,837      $1,528,155   $1,733,471   $1,686,072    $2,841,435
Other....................           --              --       62,876           --       217,683
                              --------      ----------   ----------   ----------    ----------
Total....................     $308,837      $1,528,155   $1,796,347   $1,686,072    $3,059,118
                              ========      ==========   ==========   ==========    ==========

12.  LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share:


                          PERIOD FROM
                          MAY 8, 1996
                         (INCEPTION) TO    YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                          DECEMBER 31,    --------------------------   -------------------------
                              1996           1997           1998          1998          1999
                         --------------   -----------   ------------   -----------   -----------
                                                                              (UNAUDITED)
Numerator:
  Net loss.............    $ (951,584)    $(8,335,095)  $(12,885,047)  $(6,601,470)  $(9,342,049)
  Beneficial conversion
     feature in series
     D preferred
     stock.............            --              --             --            --      (263,158)
  Net loss available to
     common
     stockholders......      (951,584)     (8,335,095)   (12,885,047)   (6,601,470)   (9,605,207)
Denominator:
  Weighted average
     common shares
     outstanding.......     2,322,605       5,065,356      5,122,480     5,109,286     5,230,455
  Weighted average
     common shares
     subject to
     repurchase........    (2,136,919)     (4,279,808)    (2,489,984)   (2,774,711)   (1,679,106)
                           ----------     -----------   ------------   -----------   -----------
Denominator for basic
  and diluted loss per
  share................       185,686         785,548      2,632,496     2,334,575     3,551,349
                           ==========     ===========   ============   ===========   ===========
  Basic net loss per
     share.............    $    (5.12)    $    (10.61)  $      (4.89)  $     (2.83)  $     (2.70)
Pro forma:
  Shares used above....                                    2,632,496                   3,551,349
  Pro forma adjustment
     to reflect
     weighted effect of
     assumed conversion
     of convertible
     preferred stock...                                    7,059,197                   8,066,899
                                                        ------------                 -----------
  Shares used in
     computing pro
     forma basic net
     loss per share....                                    9,691,693                  11,618,248
                                                        ============                 ===========
  Pro forma basic net
     loss per share....                                 $      (1.33)                $      (.83)

                          SILVERSTREAM SOFTWARE, INC.

     The Company has excluded all preferred stock, outstanding stock options and shares subject to repurchase by the Company from the calculation of loss per share because all such securities are antidilutive for all periods presented. Shares subject to repurchase by the Company will be included in the computation of earnings per share when the Company's option to repurchase these shares expires. Weighted-average options outstanding to purchase 0, 168,192, and 348,880 shares of common stock for the years ended December 31, 1996, 1997, and 1998, were not included in the computation of net loss per share because the effect would be antidilutive. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.


13.  SUBSEQUENT EVENTS

  ISSUANCE OF SERIES D STOCK


     In March, April and May 1999, the company sold 1,552,632 shares of Series D convertible preferred stock, par value $.001, at $9.50 per share. Proceeds to the Company were $14,727,997 (net of $22,000 of issuance costs). Terms of the Series D stock are consistent with Series A, Series B and Series C (see Note 8) except that Series D has no mandatory redemption provisions. The issuance of Series D stock in May 1999 resulted in a beneficial conversion of $263,158.


  CHANGE IN AUTHORIZED STOCK

     On June 9, 1999, the Board of Directors approved an amendment and restatement of the Company's certificate of incorporation to increase the number of authorized shares to 100,000,000 shares of common stock and 2,000,000 shares of undesignated preferred stock. Such amended and restated certificated incorporation will be effective upon the closing of this offering.

  EMPLOYEE STOCK PURCHASE PLAN

     On June 9, 1999, the Board of Directors approved the adoption of the Company's 1999 employee stock purchase plan (the 1999 Purchase Plan). A total of 300,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 10% of base cash compensation. Each offering period will have a maximum duration of 12 months. The price at which the common stock may be purchased is 85% of the lesser of the closing price of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end at the end of a six month period.

  ACQUISITIONS

     In June and July 1999, the Company acquired three international distributors by issuing 140,000 shares of common stock. The transactions have been accounted for as purchases and, accordingly, their results of operations are included in the consolidated financial statements from the dates of acquisition. The purchase prices have been allocated to the assets acquired and liabilities assumed based upon their respective fair values.

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

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

[Narrative description of graphic material omitted in electronically filed document:
This graphic consists of a group of three computer screen shots.

     The following text appears to the left of the bottom screen shot:

SilverStream Application Server

Allowing corporations to build and deploy Java & HTML business applications.

[LOGO][LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   14,387
NASD filing fee.............................................       5,675
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     300,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      15,000
Miscellaneous...............................................      84,938
          Total.............................................  $1,000,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Registrant's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant naming him as a party by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer in advance of the final disposition of a legal proceeding, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Registrant has obtained liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

     (a) Issuances of capital stock.

           1. On May 8, 1996, the Registrant issued and sold 1,000 shares of its common stock for an aggregate purchase price of $10.00 to David R. Skok in connection with the Registrant's incorporation.

           2. On July 9, 1996, the Registrant issued and sold 1,122,000 shares of its common stock for an aggregate purchase price of $1,122 to David R. Skok pursuant to a Founders Stock Restriction Agreement.

           3. On July 9, 1996, the Registrant issued and sold an aggregate of 2,670,000 shares of its series A preferred stock for an aggregate purchase price of $2,670,000 to a group of investors pursuant to a Stock Purchase Agreement.

           4. On August 15, 1996, the Registrant issued and sold 83,050 shares of its series A preferred stock to an individual pursuant to a Stock Purchase Agreement in consideration of personnel placement services rendered by the individual to the Registrant.

           5. From August 16, 1996 to September 18, 1996, the Registrant issued and sold an aggregate of 1,432,817 shares of its common stock for an aggregate purchase price of approximately $1,433 to a group of employees pursuant to Founders Stock Restriction Agreements.

           6. On November 4, 1996, the Registrant issued and sold 1,123,000 shares of its common stock for an aggregate purchase price of $1,123 to David A. Litwack pursuant to a Founders Stock Restriction Agreement.

           7. On November 4, 1996, the Registrant issued and sold 930,000 shares of its series A preferred stock for an aggregate purchase price of $930,000 to David A. Litwack pursuant to a Stock Purchase Agreement.

           8. On November 12, 1996, the Registrant issued and sold an aggregate of 960,550 shares of its common stock for an aggregate purchase price of $960.55 to a group of employees pursuant to Founders Stock Restriction Agreements.

           9. On April 11, 1997, the Registrant issued and sold an aggregate of 258,664 shares of its common stock for an aggregate purchase price of approximately $5,173 to a group of employees pursuant to Founders Stock Restriction Agreements.

           10. On June 16, 1997, the Registrant issued and sold an aggregate of 1,484,056 shares of its series B preferred stock for an aggregate purchase price of $7,910,018.48 to a group of investors pursuant to a Stock Purchase Agreement.

          11. From August 26, 1997 to September 3, 1997, the Registrant issued and sold an aggregate of 230,000 shares of its common stock for an aggregate purchase price of $115,000 to a group of employees pursuant to Founders Stock Restriction Agreements.

          12. On September 12, 1997, the Registrant issued and sold 16,882 shares of its series B preferred stock for an aggregate purchase price of $89,981.06 to an individual pursuant to a Stock Purchase Agreement.

          13. On November 2, 1997, the Registrant issued and sold 70,000 shares of its common stock for an aggregate purchase price of $35,000 to an employee pursuant to a Founders Stock Restriction Agreement.

          14. On November 5, 1997, December 1, 1997 and January 16, 1998, the Registrant issued and sold an aggregate of 48,000 shares of its common stock to Intel Corporation pursuant to a Collaboration Agreement in consideration of services rendered by Intel to the Registrant.

          15. On November 6, 1997, the Registrant issued and sold an aggregate of 1,722,588 shares of its series C preferred stock for an aggregate purchase price of $15,124,322.64 to a group of investors pursuant to a Stock Purchase Agreement.

          16. On December 24, 1997, the Registrant issued and sold 5,695 shares of its series C preferred stock for an aggregate purchase price of $50,002.10 to an individual pursuant to a Stock Purchase Agreement.

          17. On March 30, 1998, the Registrant issued and sold an aggregate of 194,305 shares of its series C preferred stock for an aggregate purchase price of $1,705,997.90 to a group of investors pursuant to a Stock Purchase Agreement.

          18. On December 31, 1998, the Registrant issued and sold an aggregate of 39,863 shares of its common stock to SilverStream Benelux N.V. in consideration of fees for marketing services from SilverStream Benelux N.V. to the Registrant.

          19. On March 1, 1999, the Registrant issued and sold an aggregate of 1,313,158 shares of its series D preferred stock for an aggregate purchase price of $12,475,001 to a group of investors pursuant to a Stock Purchase Agreement.

          20. On April 9, 1999, the Registrant issued and sold an aggregate of 55,263 shares of its series D preferred stock for an aggregate purchase price of $524,998.50 to a group of investors pursuant to a Stock Purchase Agreement.

          21. On April 14, 1999, the Registrant issued and sold an aggregate of 78,948 shares of its series D preferred stock for an aggregate purchase price of $750,006 to a group of investors pursuant to a Stock Purchase Agreement.

          22. On May 27, 1999, the Registrant issued and sold 105,263 shares of its series D preferred stock for an aggregate purchase price of $999,998.50 to an investor pursuant to a Stock Purchase Agreement.

          23. On June 21, 1999, the Registrant issued and sold an aggregate of 15,000 shares of its common stock to the former shareholders of SilverStream s.r.o. and SilverSolutions spol. s.r.o. in consideration of all of the outstanding share capital of such companies.

          24. On June 23, 1999, the Registrant issued and sold an aggregate of 54,500 shares of its common stock to the former shareholders of SilverStream Norge AS in consideration of all of the outstanding share capital of such company held by such shareholders and the cancellation of certain debt payable by such company.

          25. On July 23, 1999, the Registrant issued and sold an aggregate of 70,500 shares of its common stock to the former shareholders of SilverStream France S.A. in consideration of all of the outstanding share capital and subscription rights for share capital of such company held by such shareholders and the assignment of certain debt payable by such company.

     (b) Certain grants and exercises of stock options.

          1. From inception through June 30, 1999, the Registrant granted stock options to purchase 1,589,700 shares of common stock at exercise prices ranging from $.02 to $10.00 per share to employees, consultants and directors pursuant to its 1997 Stock Incentive Plan.

          2. From inception through June 30, 1999, the Registrant issued and sold an aggregate of 110,208 shares of its common stock to employees, consultants and directors for aggregate consideration of approximately $26,532 pursuant to exercises of options granted under its 1997 Stock Incentive Plan.

     No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, Regulation S relative to sales by an issuer outside the United States, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1.1**   Form of Underwriting Agreement
   3.1**   Amended and Restated Certificate of Incorporation of the
           Registrant
   3.2**   Form of Second Amended and Restated Certificate of
           Incorporation of the Registrant, to be filed after to the
           closing of this offering
   3.3**   By-Laws of the Registrant
   3.4**   Form of Amended and Restated By-Laws of the Registrant, to
           be effective upon the closing of this offering
   4.1**   Specimen common stock certificate
   4.2**   Third Amended and Restated Investor Rights Agreement dated
           March 1, 1999, as amended
   5.1**   Opinion of Hale and Dorr LLP
  10.1**   1996 Founders Stock Incentive Plan
  10.2**   Amended and Restated 1997 Stock Incentive Plan, and forms of agreements thereunder
  10.3**   Amended and Restated 1999 Employee Stock Purchase Plan
  10.4**   Form of Founders Stock Restriction Agreement
  10.5**   Sub-Sublease Agreement, dated February 14, 1997, between
           Rational Software Corporation (as successor to SQA, Inc.)
           and the Registrant
  10.6**   First Amendment to Sub-Sublease Agreement, dated April 1998
  10.7**   Term Loan Agreement and Commercial Promissory Note, dated
           March 1, 1999, between Fleet National Bank and the
           Registrant
  10.8**   Term Loan Agreement and Commercial Promissory Note, dated
           August 11, 1997, between Fleet National Bank and the
           Registrant
  10.9**   Term Loan Agreement and Commercial Promissory Note, dated
           November 5, 1996 between Fleet National Bank and the
           Registrant
 10.10+    OEM Master License Agreement between RSA Data Security, Inc.
           and the Registrant, dated as of September 30, 1997, as
           amended
 10.11+**  Support Agreement between RSA Data Security, Inc. and the
           Registrant, dated as of June 30, 1999
 10.12**   Form of VAR Business Partner Agreement
 10.13**   Form of ISV Business Partners Agreement
 10.14**   Form of Consulting Partner Agreement
  21.1**   Subsidiaries of the Registrant
  23.1     Consent of Ernst & Young LLP
  23.2**   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**   Powers of Attorney
  27.1**   Financial Data Schedule for the period ended December 31,
           1996
  27.2**   Financial Data Schedule for the year ended December 31, 1997
  27.3**   Financial Data Schedule for the year ended December 31, 1998
  27.4**   Financial Data Schedule for the six months June 30, 1998
  27.5**   Financial Data Schedule for the six months June 30, 1999


------------

** Previously filed.

+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

   (b) Financial Statement:

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on this 11th day of August, 1999.


                                          SILVERSTREAM SOFTWARE, INC.

                                          By:
                                                  /s/ DAVID A. LITWACK
                                            ------------------------------------
                                          David A. Litwack
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----

*                                              Chairman of the Board of Directors      August 11, 1999
---------------------------------------------
David R. Skok

*                                              President, Chief Executive Officer      August 11, 1999
---------------------------------------------  and Director (Principal Executive
David A. Litwack                               Officer)

             /s/ CRAIG A. DYNES                Vice President, Chief Financial         August 11, 1999
---------------------------------------------  Officer and Treasurer (Principal
               Craig A. Dynes                  Financial and Accounting Officer)

*                                              Director                                August 11, 1999
---------------------------------------------
Timothy Barrows

*                                              Director                                August 11, 1999
---------------------------------------------
Richard A. D'Amore

*                                              Director                                August 11, 1999
---------------------------------------------
Paul J. Severino

           *By: /s/ CRAIG A. DYNES
   ---------------------------------------
               Craig A. Dynes
              Attorney-in-Fact

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                          SILVERSTREAM SOFTWARE, INC.

                                                                       ADDITIONS
                                                                -----------------------
                                                   BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE
                                                   BEGINNING    COSTS AND      OTHER                    AT END
                   DESCRIPTION                     OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
                   -----------                     ----------   ----------   ----------   ----------   ---------
December 31, 1998 Allowances for Returns and
  Doubtful Accounts..............................   $ 44,660     $218,614     $592,500     $379,781    $475,993
December 31, 1997 Allowances for Returns and
  Doubtful Accounts..............................   $     --     $ 44,660           --           --    $ 44,660
December 31, 1996 Allowances for Returns and
  Doubtful Accounts..............................   $     --     $     --           --           --    $      0

                                 EXHIBIT INDEX



EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1.1**   Form of Underwriting Agreement
   3.1**   Amended and Restated Certificate of Incorporation of the
           Registrant
   3.2**   Form of Second Amended and Restated Certificate of
           Incorporation of the Registrant, to be filed after to the
           closing of this offering
   3.3**   By-Laws of the Registrant
   3.4**   Form of Amended and Restated By-Laws of the Registrant, to
           be effective upon the closing of this offering
   4.1**   Specimen common stock certificate
   4.2**   Third Amended and Restated Investor Rights Agreement dated
           March 1, 1999, as amended
   5.1**   Opinion of Hale and Dorr LLP
  10.1**   1996 Founders Stock Incentive Plan
  10.2**   Amended and Restated 1997 Stock Incentive Plan, and forms of agreements thereunder
  10.3**   Amended and Restated 1999 Employee Stock Purchase Plan
  10.4**   Form of Founders Stock Restriction Agreement
  10.5**   Sub-Sublease Agreement, dated February 14, 1997, between
           Rational Software Corporation (as successor to SQA, Inc.)
           and the Registrant
  10.6**   First Amendment to Sub-Sublease Agreement, dated April 1998
  10.7**   Term Loan Agreement and Commercial Promissory Note, dated
           March 1, 1999, between Fleet National Bank and the
           Registrant
  10.8**   Term Loan Agreement and Commercial Promissory Note, dated
           August 11, 1997, between Fleet National Bank and the
           Registrant
  10.9**   Term Loan Agreement and Commercial Promissory Note, dated
           November 5, 1996 between Fleet National Bank and the
           Registrant
 10.10+    OEM Master License Agreement between RSA Data Security, Inc.
           and the Registrant, dated as of September 30, 1997, as
           amended
 10.11+**  Support Agreement between RSA Data Security, Inc. and the
           Registrant, dated as of June 30, 1999
 10.12**   Form of VAR Business Partner Agreement
 10.13**   Form of ISV Business Partners Agreement
 10.14**   Form of Consulting Partner Agreement
  21.1**   Subsidiaries of the Registrant
  23.1     Consent of Ernst & Young LLP
  23.2**   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**   Powers of Attorney
  27.1**   Financial Data Schedule for the period ended December 31,
           1996
  27.2**   Financial Data Schedule for the year ended December 31, 1997
  27.3**   Financial Data Schedule for the year ended December 31, 1998
  27.4**   Financial Data Schedule for the six months June 30, 1998
  27.5**   Financial Data Schedule for the six months June 30, 1999


------------


** Previously filed.



+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.